UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Dominion Resources Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2012 Proxy Statement Contents

1	Notice of Annual Meeting

2	Proxy Statement Summary

4	Questions and Answers About the Annual Meeting and Voting

8	Corporate Governance and Board Matters
Director Independence
Related Party Transactions
Board Leadership Structure and Role in Risk Oversight
Executive Sessions of Directors
Committees and Meeting Attendance
Communications With Directors
Compensation Committee Interlocks and Insider Participation
Section 16(a) Beneficial Ownership Reporting Compliance
Shareholder Proposals and Director Nominations
Non-Employee Director Compensation

17	Share Ownership

18	Item 1 — Election of Directors

23	The Audit Committee Report

25	Auditors

25	Item 2 — Ratification of Appointment of Auditors

26	Compensation, Governance and Nominating Committee Report

26	Compensation Discussion and Analysis

Executive Summary

Objectives of Dominion’s Executive Compensation Program and the Compensation Decision-Making Process

Elements of Dominion’s Compensation Program

Other Relevant Compensation Practices

45	Executive Compensation
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Potential Payments Upon Termination or Change in Control

Equity Compensation Plans

59	Item 3 — Advisory Vote on Approval of Executive Compensation (Say on Pay)

60	Shareholder Proposals (Items 4-9)

Important Notice Regarding the Availability of Proxy Materials for

Dominion’s 2012 Annual Meeting of Shareholders to be Held on May 8, 2012

Dominion’s Notice of Annual Meeting, 2012 Proxy Statement, 2011 Summary Annual Report

and 2011 Annual Report on Form 10-K are available on our website at

www.dom.com/proxy

Notice of Annual Meeting

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

March 23, 2012

Dear Fellow Shareholder:

On Tuesday, May 8, 2012, Dominion Resources, Inc. will hold its 2012 Annual Meeting of Shareholders at the Fairmont Pittsburgh, 510 Market Street, Pittsburgh, PA 15222. The meeting will begin at 9:30 a.m. Eastern Time. Only shareholders who owned stock at the close of business on March 2, 2012 may vote at this meeting or any adjournments that may take place.

Matters to be voted on at this meeting are as follows:

•	Election of the 10 director nominees named in this Proxy Statement;
•	Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2012;
•	An advisory vote on approval of executive compensation (“say on pay”);
•	Six shareholder proposals, if presented; and
•	Consideration of other business properly presented at the meeting.

We are pleased to deliver proxy materials again this year to shareholders over the Internet. Utilizing Internet delivery allows us to distribute our proxy materials in an environmentally responsible and cost-effective manner. For more information, please see the Notice of Internet Availability of Proxy Materials narrative on page 4.

This Proxy Statement, our 2011 Summary Annual Report and Dominion’s Annual Report on Form 10-K will be made available to shareholders electronically on or around March 23, 2012, or mailed to those shareholders who have previously requested written materials. For information on voting your shares and attending the meeting, please see pages 4-7. For your convenience and to expedite the registration process at the meeting, we are making Admission Tickets available in advance. If you plan to attend the meeting, please follow the instructions on pages 6-7.

Please vote your proxy as soon as possible. Your vote is very important to us and we want your shares to be represented at the meeting.

By Order of the Board of Directors,

Carter M. Reid

Vice President, General Counsel, Chief Compliance Officer

and Corporate Secretary

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

• Time and Date:	May 8, 2012, 9:30 a.m.
• Place:	Fairmont Pittsburgh, 510 Market Street, Pittsburgh, PA 15222
• Record date:	March 2, 2012
• Voting:	Shareholders as of the record date are entitled to vote. Each share of Dominion common stock is entitled to one vote on each matter properly brought before the 2012 Annual Meeting.
• Admission:	We strongly encourage you to request an Admission Ticket to attend the 2012 Annual Meeting by emailing shareholder.services@dom.com or by contacting Dominion Shareholder Services at 1-800-552-4034. See page 6 for additional information. Admission Tickets are not transferrable.

Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR each director nominee	Page 18
Ratification of the appointment of Deloitte & Touche as our independent auditors for 2012	FOR	Page 25
Advisory Vote on Approval of Executive Compensation	FOR	Page 59
All Shareholder Proposals	AGAINST	Page 60

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees
William P. Barr	61	2009	Former Executive Vice President and General Counsel of Verizon Communications, Inc.; Former 77th Attorney General of the United States	A; F
Peter W. Brown, M.D.	69	2002	Physician in private practice at Virginia Surgical Associates, P.C.	F
Helen E. Dragas	50	2010	President and CEO of The Dragas Companies	A
Thomas F. Farrell II	57	2005	Chairman, President & CEO of Dominion
John W. Harris	64	1999	President and CEO of Lincoln Harris, LLC	F^; C
Robert S. Jepson, Jr.	69	2003	Chairman and CEO of Jepson Associates, Inc.	A; C
Mark J. Kington	52	2005	Managing Director of X-10 Capital Management, LLC	C; F
Frank S. Royal, M.D.	72	1994	Physician	C^; L
Robert H. Spilman, Jr.	55	2009	President and CEO of Bassett Furniture Industries, Inc.	A; F
David A. Wollard	74	1999	Founding Chairman, Emeritus, Exempla Healthcare; Former President of Bank One Colorado, N.A.	A^; C

A=Audit; C=Compensation, Governance and Nominating; F=Finance and Risk Oversight; L=Lead Director; ^ Denotes Chairman of Committee

2011 Business Highlights

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Our total shareholder return (TSR) for 2011 was 29.4% and our three-year TSR was 70.2%. Our one- and three-year TSR ranked fifth and seventh, respectively, relative to the peer group of 16 companies used for compensation analysis. Both our one- and three-year TSR outperformed the S&P 500, Dow Jones Industrial, the S&P Utility and Dow Jones Utility Indices.

•	The Board increased the annual dividend rate from $1.83 per share for 2010 to $1.97 per share for 2011.
•	Our market capitalization increased from $24.8 billion as of December 31, 2010 to $30.2 billion as of December 31, 2011.
•

The strength of our leadership and the operational excellence of our employees were apparent as Dominion met the unprecedented challenges of an earthquake and hurricane occurring in the same week. The 5.8 magnitude earthquake occurred near our North Anna nuclear power station which shut down automatically and safely on August 23. Following a program of inspections, testing and analysis that involved more than 100,000 man-hours of work, the power station was safely restarted on November 11.

In the same week as the earthquake, Hurricane Irene made landfall on August 26 and inflicted significant damage to Dominion’s service territory that left more than 1.2 million customers without power. Restoration of power to virtually all homes and businesses was completed in slightly over a week.

Advisory Vote on Approval of Executive Compensation

We are asking shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers (NEO). In evaluating this “say on pay” proposal, we recommend you review our Compensation Discussion and Analysis, which discusses the compensation objectives and principles that underlie Dominion’s executive compensation program, the elements of the program and how performance is measured, evaluated and rewarded.

Compensation Highlights

•	All of our NEOs received a 2% base salary increase for 2011. For our CEO, Thomas F. Farrell II, this marked the first base salary increase since 2008.
•	The company disclosed $3.05 consolidated operating earnings per share for the year ended December 31, 2011, which included the expense of 75% funding for the 2011 Annual Incentive Plan (AIP).*
•

The company exceeded its target goal payout under the 2010 Performance Grants, primarily due to first quartile TSR performance versus our peer group over the two-year performance period. Dominion’s two-year TSR for the period ended December 31, 2011 was 48.6%. Payout of the 2010 Performance Grant was 175.7% of target, taking into account our other performance metric of return on invested capital (ROIC). Our strong performance reflects continued focus on long-term shareholder value and achievement of expected levels of return on the company’s investments.

*See	Reconciliation of 2011 Consolidated Operating Earnings to Reported Earnings on page 29.

Questions and Answers About the Annual Meeting and Voting

Why did I receive these proxy materials?

You received these materials because you owned shares of Dominion Resources, Inc. (Dominion) common stock as of March 2, 2012, and are therefore eligible to vote at Dominion’s Annual Meeting of Shareholders to be held on May 8, 2012 (the 2012 Annual Meeting). These materials allow you to exercise your right to vote at the 2012 Annual Meeting and provide you with important information about Dominion and the items to be presented for a vote at this meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed proxy materials?

Most shareholders received a Notice of Internet Availability of Proxy Materials (the Notice) instead of a full set of printed proxy materials. The Notice provides access to proxy materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as costs associated with mailing these materials to shareholders. On March 23, 2012, we began mailing the Notice to certain shareholders of record as of March 2, 2012, and posted our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. The Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email for this meeting and on an ongoing basis. Shareholders who previously requested printed proxy materials or electronic materials on an ongoing basis received those materials in the format requested.

What is a proxy?

A proxy is your legal designation of another person to vote your shares at the 2012 Annual Meeting. The person you designate is called a proxy. When you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

The proxy card is solicited by your Board of Directors (the Board) for the 2012 Annual Meeting. By signing and returning it, you will be designating two non-employee members of the Board of Directors and Dominion’s Corporate Secretary as proxies to vote your shares at the 2012 Annual Meeting based on your direction. You also may vote your shares by telephone or over the Internet as described below.

Who is entitled to vote?

All shareholders who owned Dominion common stock at the close of business on March 2, 2012 (the record date) may vote. Each share of Dominion common stock is entitled to one vote on each matter properly brought before the 2012 Annual Meeting. There were 570,622,921 shares of Dominion common stock outstanding on the record date.

What are the matters on which I will be casting a vote?

You will be voting on the following:

•	Election of the 10 director nominees named in this Proxy Statement
•	Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2012
•	An advisory vote on approval of executive compensation (say on pay)
•	Six shareholder proposals, if presented
•	Other business properly presented at the meeting

Your Board of Directors is soliciting this proxy for the 2012 Annual Meeting and recommends that you vote FOR all of the director nominees named in this Proxy Statement, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2012 and FOR approving, on an advisory basis, the executive compensation of those officers named in this Proxy Statement.

Your Board recommends that you vote AGAINST the six shareholder proposals.

How do I vote my shares?

Your voting method varies depending on whether you are a Shareholder of Record, Beneficial Owner or participant in a Dominion Employee Savings Plan.

Shareholders of Record

If your shares are registered directly in your name on Dominion’s records (including any shares held in Dominion Direct®, Dominion’s direct stock purchase and dividend reinvestment plan), you are considered, for those shares, to be the “Shareholder of Record.” The proxy materials or Notice have been sent directly to you by Dominion.

•

If you received your proxy materials in the mail, you may vote your shares by proxy over the Internet, by telephone or by returning your proxy card by mail in the envelope provided. Instructions to vote over the Internet or by telephone are printed on your proxy card. If you received an electronic or paper Notice, you may vote over the Internet using the instructions provided. All votes must be received by the proxy tabulator no later than 6:00 a.m. Eastern Time on the day of the 2012 Annual Meeting.

•	If you attend the 2012 Annual Meeting, you may vote your shares in person. For identification requirements, please see What do I need to bring to be admitted to the Annual Meeting?

•

You may revoke your proxy and change your vote before the Annual Meeting by submitting a written notice to our Corporate Secretary, by submitting a later dated and properly signed proxy (including by means of a telephone or Internet vote), or by voting in person at the Annual Meeting.

•

All shares will be voted according to your instructions if you properly vote your proxy by one of the methods listed above. If you sign your proxy card but do not specify how you want your shares voted on any matter, you will be deemed to have directed the proxies to vote your shares as recommended by the Board. However, no vote will be recorded if you specify how you want your shares voted, but do not properly sign your proxy card.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other shareholder of record, you are considered a “Beneficial Owner” of shares held in street name. The proxy materials or Notice, including voting and revocation instructions, have been forwarded to you by the institution that holds your shares. As the Beneficial Owner, you have the right to direct your broker, bank or other shareholder of record on how to vote your shares.

•	Follow the instructions on the voting instruction form or Notice provided to you by the institution that holds your shares.

•	To vote in person at the 2012 Annual Meeting, you must present a valid picture identification and a legal proxy provided by the institution that holds your shares.

•	Please see What is discretionary voting by brokers? below.

Dominion Employee Savings Plan Participants

If your shares are held under one of the company’s Employee Savings Plans, you are considered the “Beneficial Owner” of shares held in your plan account. The Notice has been forwarded to you by the Trustee for the Plans. As the Beneficial Owner, you have the right to direct the Trustee on how to vote your shares.

•

To allow sufficient time for the Trustee to vote your shares, your voting instructions must be received by 6:00 a.m. Eastern Time, May 2, 2012. Only the Trustee can vote your plan shares, even if you attend the meeting in person.

•

You may revoke or change your voting instructions any time prior to the deadline by submitting a later dated Internet vote or by submitting a written notice to the agent for the Plan Trustee, Corporate Election Services, at P.O. Box 125, Pittsburgh, PA 15230-0125.

•	The Trustee will vote according to your instructions and will keep your vote confidential.

•

If you do not vote your Employee Savings Plan shares or if you return your vote instruction card signed with no direction given, your shares will be voted by the Trustee as directed by the independent fiduciary hired by the Plan Administrator.

What is discretionary voting by brokers?

If you hold your shares in street name and you do not provide your broker with timely voting instructions, New York Stock Exchange (NYSE) rules permit brokerage firms to vote at their discretion on certain “routine” matters. At this meeting, the only routine matter is the ratification of the appointment of Deloitte & Touche LLP as our independent auditors. Brokerage firms may not vote without instructions from you on the following matters: election of directors, advisory vote on approval of executive compensation (say on pay) or on any of the shareholder-presented proposals. Without your voting instructions on items that require them, a “broker non-vote” will occur.

How many shares must be present to hold the Annual Meeting?

In order for us to conduct the 2012 Annual Meeting, a majority of the shares outstanding on the record date of March 2, 2012 must be present in person or represented by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the 2012 Annual Meeting in person or if you return a properly executed proxy by mail or place your vote over the Internet or by telephone.

What are the voting requirements to elect the directors and to approve each of the proposals in this Proxy Statement?

Our Bylaws and Corporate Governance Guidelines require that directors be elected by a majority of the votes cast unless the election is contested. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. Because there are 10 seats on our Board of Directors, this means that if there are more than 10 persons properly nominated for election, the 10 nominees receiving the most votes will be elected, even if the number of votes cast for the director do not exceed those cast against him or her. All of the other items on the agenda will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Broker discretionary voting is permitted only for Item 2, which is the proposed ratification of the appointment of our independent auditors. Broker non-votes or abstentions will not be counted as a vote cast in favor or against any of the items presented.

Will any other matters be voted on at the Annual Meeting?

Management and the Board are not aware of any matters that may properly be brought before the 2012 Annual Meeting other than the matters disclosed in this Proxy Statement, except that management has received notice from a shareholder that she intends to present herself for nomination as a director at the 2012 Annual Meeting. If this shareholder does properly present herself as a nominee at the 2012 Annual Meeting, the number of nominees for director will exceed the number of directors to be elected, and directors will be elected by a plurality of the votes cast, rather than by majority vote. In this situation, the person or persons voting the proxies solicited by the Board for the meeting will vote as directed by you with respect to the election of the 10 directors named in this Proxy Statement and will withhold or abstain from voting on the shareholder’s director nominee. If any other matters not disclosed in this Proxy Statement are properly presented at the 2012 Annual Meeting for consideration, the person or persons voting the proxies solicited by the Board for the meeting will vote them in accordance with their best judgment.

Do I have to attend the Annual Meeting in order to vote my shares?

No. Whether or not you plan to attend this year’s meeting, you may vote your shares by proxy. It is important that all Dominion shareholders participate by voting, regardless of the number of shares owned.

What do I need to bring to be admitted to the Annual Meeting?

We strongly encourage you to request an Admission Ticket by emailing shareholder.services@dom.com or by contacting Dominion Shareholder Services at 1-800-552-4034. In order to expedite the registration process, shareholders who attend the meeting will be asked to present an Admission Ticket and valid picture identification, such as a driver’s license or passport. (Admission Tickets are not transferrable.)

If you do not request an Admission Ticket in advance, you must present valid picture identification and proof of ownership of your Dominion shares as of the record date to be admitted to the 2012 Annual Meeting. For purposes of admission to the 2012 Annual Meeting, proof of ownership may be any of the following:

•	Dominion account statement
•	Brokerage account statement
•	A letter from the bank or broker that holds your shares

If you are a Beneficial Owner and plan to vote at the meeting, you must bring the legal proxy that was provided to you by the institution that holds your shares. If you are an authorized proxy and plan to vote at the meeting, you must present the proper documentation. In all cases, valid photo identification is also required.

Cameras, cell phones, recording devices and other electronic devices will not be permitted to be in use during the meeting. Rules of the meeting will be printed on the back of the agenda that will be given to you at the meeting.

Will seating be limited at the Annual Meeting?

Seating will be limited and shareholders will be admitted on a first come, first served basis. Registration will begin one hour before the start of the meeting. Having an Admission Ticket will expedite your registration.

Will shareholders be given the opportunity to ask questions at the Annual Meeting?

Yes. The Chairman will answer questions asked by shareholders during a designated portion of the meeting. When speaking, shareholders must direct questions and comments to the Chairman and limit their remarks to matters that relate directly to the business of the meeting. For other rules, please see the back of the agenda that will be given to you at the meeting.

Who will pay for the cost of this proxy solicitation and who will count the votes?

Dominion will pay for the cost of soliciting proxies. Some of our employees may telephone shareholders after the initial mail solicitation, but will not receive any special compensation for making the calls. We have also retained Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the Beneficial Owners of stock. We have retained Corporate Election Services, Inc. to tabulate the votes and to assist with the 2012 Annual Meeting.

Can I access the Notice of Annual Meeting, 2012 Proxy Statement, 2011 Summary Annual Report and 2011 Annual Report on Form 10-K over the Internet?

Yes. These documents may be viewed at www.dom.com/proxy.

How can I access future proxy materials and annual reports on the Internet?

If you received the printed proxy materials this year, you can consent to access these materials electronically in the future by marking the appropriate box on your proxy card or by following the instructions provided when voting by telephone. You will receive a proxy card by mail next year with instructions containing the Internet address to access these documents. If you vote by Internet, you will have the opportunity to consent to receive an e-mail notice when future proxy materials are available to view online. By opting to access your proxy materials online, you will save Dominion the cost of producing and mailing documents to you, and help preserve environmental resources. Your choice will remain in effect unless you notify Dominion that you wish to resume mail delivery of these documents. You can request paper copies of these documents by writing us at Dominion Resources, Inc., Shareholder Services, P.O. Box 26532, Richmond, VA 23261; by phoning us at 1-800-552-4034; or by emailing us at shareholder.services@dom.com.

If you hold your shares in street name, please refer to the information provided by the institution that holds your shares for instructions on how to elect this option.

What is “householding” and how does it affect me?

For Shareholders of Record who received printed proxy materials, a single copy of the 2012 Proxy Statement, 2011 Summary Annual Report and 2011 Annual Report on Form 10-K (annual report package) has been sent to multiple shareholders who reside at the same address, unless we have received instructions from you to the contrary. Any shareholder who would like to receive a separate annual report package may call or write us at the telephone number and address above, and we will promptly deliver it. If you received multiple copies of the annual report package and would like to receive combined mailings in the future, please contact us as shown above. Shareholders who hold their shares in street name should contact the institution that holds the shares regarding combined mailing.

Corporate Governance and Board Matters

The Board is charged with the responsibility of overseeing Dominion’s management, as well as the business and affairs of Dominion on behalf of its shareholders. The Board and management also recognize that the interests of Dominion are advanced by responsibly addressing the concerns of other constituencies, including employees, customers and the communities in which Dominion operates. Dominion’s Corporate Governance Guidelines are intended to support the Board in its oversight role and in fulfilling its obligation to shareholders. Our Corporate Governance Guidelines address, among other things, the composition and responsibilities of the Board, director independence standards, details of our Bylaws concerning the election of directors by majority vote, the duties and responsibilities of our Lead Director, stock ownership requirements and compensation of non-employee directors, management succession and review, and the recovery of performance-based compensation in the event financial results are restated due to fraud or intentional misconduct. The Compensation, Governance and Nominating (CGN) Committee regularly reviews our Corporate Governance Guidelines and recommends modifications to these guidelines to the Board when appropriate and when NYSE and Securities and Exchange Commission (SEC) regulations require changes.

Our Corporate Governance Guidelines, which include our director independence standards, may be found on Dominion’s website at www.dom.com/investors/corporate-governance/pdf/corp_gov_guidelines.pdf. In addition to our Corporate Governance Guidelines, other information relating to governance may be found on the governance page of our website, www.dom.com/investors/corporate-governance/index.jsp, including:

•	Information regarding the current members of our Board of Directors;
•	A description of each of our Board committees (Audit, CGN, and Finance and Risk Oversight) as well as each committee’s current charter and members;
•	Our Articles of Incorporation;
•	Our Bylaws;
•	Our related party transaction guidelines;
•	Information related to our political contributions; and
•	Information about how to communicate with our non-management directors.

Our Code of Ethics and Business Conduct applies to our Board of Directors, our principal executive, financial and accounting officers, and all other employees, and may be found on our website at www.dom.com/investors/corporate-governance/governance-policies-and-guidelines.jsp. Any waivers or changes to our Code of Ethics and Business Conduct relating to our executive officers will also be posted at this website address.

You can request a paper copy of our Code of Ethics and Business Conduct or any other governance document at no charge by writing to our Corporate Secretary at Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261, or phoning us at 1-800-552-4034.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines and NYSE listing standards require that our Board must be composed of a majority of independent directors. To assist it in assessing director independence, our Board has adopted a set of independence standards that meets the independence requirements of the NYSE listing standards. In applying our independence standards and applicable SEC and NYSE criteria, the Board considers relevant facts and circumstances in making an independence determination.

Our independence standards also include categorical standards that identify categories of commercial and charitable relationships that the Board has determined to not be material relationships and, therefore, do not affect a director’s independence. As such, these categorical relationships are not considered by the Board in determining independence, but are reported to the CGN Committee annually. Our Board may determine that a director is independent even if that director has a relationship that does not meet these categorical standards, provided that relationship does not violate the NYSE rules. If such a determination is made, the basis for the Board’s determination will be explained in Dominion’s next proxy statement. The full text of our independence standards is included in the appendix to our Corporate Governance Guidelines and may be found on our website at www.dom.com/investors/corporate-governance/pdf/corp_gov_guidelines.pdf.

Our Audit Committee and CGN Committee charters also contain additional independence requirements for each committee’s members. Our Audit Committee charter prohibits committee members from receiving any compensation from Dominion except in their capacity as a director or committee member or as permitted by SEC rules with respect to fixed amounts of compensation under a retirement plan for prior services. Our CGN Committee charter specifies that at least two members of the committee must meet the requirements to be considered outside directors under Section 162(m) of the Internal Revenue Code (the Code).

Based on the NYSE’s and Dominion’s independence standards and all relevant facts and circumstances, the Board determined that the following directors are independent: Messrs. Barr, Davidson, Harris, Jepson, Kington, Spilman and Wollard, Drs. Brown and Royal and Mses. Dragas and McKenna. The Board determined that Mr. Farrell is not independent because he is a current Dominion employee.

In determining the independence of Mr. Harris, the CGN Committee considered the employment of an adult, financially independent immediate family member during 2011 by a law firm that provides services to Dominion and concluded that Mr. Harris did not have a material interest in that employment relationship. Mr. Harris’ son-in-law is employed by the North Carolina office of a law firm used by Dominion. Dominion’s legal work is directed and performed principally by the firm’s law department in the Richmond, Virginia office where Dominion’s headquarters are located. Mr. Harris’ son-in-law became employed by the law firm in January 2011 as an attorney in the financial services litigation practice and works primarily on matters for banks and other financial service industry participants. Mr. Harris’ son-in-law does not work on any Dominion matter nor is his compensation tied to the work that the firm does for Dominion. The CGN Committee recommended and the Board concurred that such employment relationship does not affect Mr. Harris’ independence.

In determining the independence of Dr. Brown, the CGN Committee considered the employment of an adult, financially independent, immediate family member during 2011 by Dominion. Dr. Brown’s daughter is a staff attorney with Dominion’s services company. She is not an executive officer of Dominion or any of its subsidiaries. The CGN Committee recommended and the Board concurred that such employment relationship does not affect Dr. Brown’s independence.

The CGN Committee also reviewed the benefits provided to Mr. Davidson in accordance with his retirement agreement from his previous service as chief executive officer (CEO) of Consolidated Natural Gas Company (CNG) and in connection with CNG’s merger with Dominion in 2000. The CGN Committee recommended and the Board concurred that the retirement agreement does not affect Mr. Davidson’s independence.

RELATED PARTY TRANSACTIONS

The Board has adopted related party transaction guidelines for the purpose of identifying potential conflicts of interest arising out of financial transactions, arrangements and relations between Dominion and any related person. Under our guidelines, a related person is a director, executive officer, director nominee, beneficial owner of more than 5% of Dominion’s common stock or any immediate family member of one of the foregoing persons. A related party transaction is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in excess of $120,000 in which Dominion (and/or any of its consolidated subsidiaries) is a party and in which the related person has or will have a direct or indirect material interest.

In determining whether a direct or indirect interest is material, the significance of the information to investors in light of all circumstances is considered. The importance of the interest to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved are also among the factors considered in determining the significance of the information to the investors.

The CGN Committee has reviewed certain categories of transactions and determined that transactions between Dominion and a related person that fall within such categories will not result in the related person receiving a direct or indirect material interest. Under our guidelines, such transactions are not deemed related party transactions and therefore not subject to review by the CGN Committee. The categories of excluded transactions include, among other items, compensation and expense reimbursements paid to directors and executive officers in the ordinary course of performing their duties; transactions with other companies where the related party’s only relationship is as an employee, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s gross revenues; and charitable contributions that are less than the greater of $1 million or 2% of the charity’s annual receipts. The full text of the guidelines can be found on our website at www.dom.com/investors/corporate-governance/pdf/related_party_guidelines.pdf.

We collect information about potential related party transactions in our annual questionnaires completed by directors and executive officers. Management reviews the potential related party transactions and assesses whether any of the identified transactions constitutes a related party transaction. Any identified related party transaction is then reported to the CGN Committee. The CGN Committee reviews and considers relevant facts and circumstances and determines whether to approve or ratify the related party transactions identified. The CGN Committee may only approve or ratify related party transactions that are in, or are not inconsistent with, the best interests of Dominion and its shareholders and are in compliance with our Code of Ethics and Business Conduct.

Other than as described below, since January 1, 2011, there have been no related party transactions that were required either to be approved under Dominion’s related party transactions guidelines or reported under the SEC related party transaction rules.

During 2011, Ms. Mathews, the adult, financially independent daughter of Dr. Brown, was employed by Dominion’s services company as a staff attorney. Ms. Mathews’ total compensation for 2011 was approximately $138,000, and she was eligible for company benefits available to all other employees in a similar position. The transaction involving the compensation paid to Ms. Mathews was reviewed and ratified by the CGN Committee in accordance with Dominion’s related party transaction guidelines.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Our Corporate Governance Guidelines provide that our Board will determine whether to have a joint CEO and Chairman position or whether to separate these offices, taking into consideration succession planning, skills and experience of the individuals filling these positions and other relevant factors. The Board believes that the most effective leadership structure for Dominion at this time is for Mr. Farrell to serve as both Dominion’s CEO and Chairman of the Board of Directors for the reasons set forth below.

The Board believes a combined CEO and Chairman position provides an efficient and effective leadership model for the company. A combined CEO and Chairman role promotes unified leadership and direction for the company and the effective execution of the company’s strategy and business plans. The Board believes Mr. Farrell provides the necessary experience and skills to lead the company in addressing the region’s energy demands, financial and economic issues, and environmental and regulatory challenges of the future.

The Board believes there is no single best leadership structure that is the most effective in all circumstances, and may decide to separate the positions of CEO and Chairman in the future if it deems it is appropriate and in the best interests of the company. The Board has adopted governance policies and practices to ensure a strong and independent board that provides balance to the combined CEO and Chairman position. All directors except for Mr. Farrell are independent and all committees of the Board are made up of entirely independent directors. Dominion also has a Lead Director who leads the executive session of our independent, non-management directors at each regularly scheduled Board meeting. Our Corporate Governance Guidelines designate the Chairman of the CGN Committee as Dominion’s Lead Director when the Chairman of the Board is not an independent director. The duties and responsibilities of the Lead Director include:

•	Presiding at all meetings of the Board when the Chairman of the Board is not present, including executive sessions of the independent directors;
•	Serving as a liaison on Board-wide issues between the Chairman of the Board and the independent directors;
•	Having the authority to call meetings of the independent directors, as needed;
•	Approving Board meeting agendas and information sent to the Board;
•	Approving Board meeting schedules to assure sufficient time for discussion of all agenda items; and
•	In consultation with the Board, being authorized to retain independent advisors and consultants on behalf of the Board.

Our Lead Director also leads the evaluation of the performance of our CEO, oversees the Board’s annual self-evaluation, encourages and facilitates active participation of all directors and monitors and coordinates with management on corporate governance issues and developments. The Board believes that designating a Lead Director as well as having a majority of independent directors provide an effective counterbalance to the combined Chairman and CEO role.

Board members also have complete and open access to management, as well as our independent auditor and the CGN Committee’s independent compensation consultant.

The Board believes that Dominion’s current Board leadership structure enhances its ability to engage in risk oversight because Mr. Farrell’s understanding and insights of the material risks inherent in Dominion’s business position him to identify and raise key risks to the Board. His role as Chairman ensures that the Board and its standing committees give attention to areas of concern. Ultimately, the full Board has responsibility for risk oversight, but our committees help oversee risk in areas over which they have responsibility. The full Board receives regular updates related to various risks for both our company and our industry. As provided under our Corporate Governance Guidelines and the respective committee’s charter, the Board of Directors and the Audit and Finance and Risk Oversight Committees receive and discuss reports regularly from members of management, including the chief risk officer, who are involved in the risk assessment and risk management functions on a daily basis. In addition, the CGN Committee reviews with management an annual assessment of the overall structure of the company’s compensation program and key policies for all employees as they relate to the company’s risk management practices.

EXECUTIVE SESSIONS OF DIRECTORS

Executive sessions of our non-management, independent directors are held at each regularly scheduled Board meeting and are presided over by our Lead Director who is also the Chairman of the CGN Committee.

COMMITTEES AND MEETING ATTENDANCE

Under our Corporate Governance Guidelines, directors are expected to attend all Board and committee meetings. The Board met 11 times in 2011. Each Board member attended at least 75% of all Board and committee meetings on which he or she served. All of our directors attended the 2011 Annual Meeting of Shareholders.

The Board has established the following standing committees of the Board to assist with the performance of its responsibilities: Audit Committee, CGN Committee, and Finance and Risk Oversight Committee. The Board has adopted charters for each of these committees and these charters are available on our website at www.dom.com/investors/corporate-governance/board-committees-and-charters.jsp.

Audit Committee

The members of the Audit Committee are David A. Wollard (Chairman), William P. Barr, George A. Davidson, Jr., Helen E. Dragas, Robert S. Jepson, Jr., Margaret A. McKenna and Robert H. Spilman, Jr. Each member of the Audit Committee has been determined independent by the Board in accordance with NYSE listing standards, SEC regulations and the company’s independence standards. The Board has also determined Messrs. Davidson, Jepson, Spilman and Wollard and Mses. Dragas and McKenna are “audit committee financial experts” as defined under SEC rules. This committee is responsible for assisting the Board with oversight of the independence, performance and qualification of our independent auditor; the integrity of Dominion’s financial statements and reporting practices; the company’s compliance with legal and regulatory requirements; and the performance of the company’s internal audit function. This committee also reviews and discusses policies with respect to risk assessment and risk management.

The Audit Committee also retains the independent auditor for the next year and pre-approves the audit and non-audit services provided by the independent auditor. This committee periodically meets with both the independent auditor and internal auditor in separate sessions without management present. This committee also consults with the independent and internal auditors regarding audits of Dominion’s consolidated financial statements and the adequacy of internal controls. The Audit Committee’s report to shareholders is on pages 23-24. In 2011, this committee met nine times.

Compensation, Governance and Nominating Committee

The members of the CGN Committee are Frank S. Royal (chairman), John W. Harris, Robert S. Jepson, Jr., Mark J. Kington and David A. Wollard. Each member of the CGN Committee has been determined independent by the Board in accordance with NYSE listing standards, SEC regulations and the company’s independence standards. This committee consults directly with its independent compensation consultant, Pearl Meyer & Partners (PM&P), as needed, and with management to review and evaluate Dominion’s organizational structure and compensation practices, which include both Dominion’s executive and director compensation programs. This committee also meets with PM&P as needed, without the CEO present, to review and discuss CEO compensation and other matters. The company’s processes for the consideration and determination of executive and director compensation, including the roles of the CGN Committee, management and PM&P in designing our executive and director compensation programs, are discussed in Compensation Discussion and Analysis and Non-Employee Director Compensation.

The CGN Committee is also responsible for overseeing Dominion’s corporate governance practices, evaluating the Board’s effectiveness and reviewing the qualifications of director candidates. It makes recommendations to the Board regarding all of these matters, including director nominees, and administers certain compensation plans. The CGN Committee’s policies for consideration of director candidates recommended by shareholders, the procedures to be followed by shareholders in submitting such recommendations, and the qualifications and skills that the CGN Committee considers and the process it uses in identifying and selecting director nominees, are discussed in Shareholder Proposals and Director Nominations and Item 1 – Election of Directors. The CGN Committee’s report to shareholders is on page 26. In 2011, this committee met 10 times.

Finance and Risk Oversight Committee

The members of the Finance and Risk Oversight Committee are John W. Harris (chairman), William P. Barr, Peter W. Brown, Mark J. Kington and Robert H. Spilman, Jr. Each member of the Finance and Risk Oversight Committee has been determined independent by the Board in accordance with NYSE listing standards and the company’s independence standards. This committee oversees the company’s financial policies and objectives, reviews the company’s capital structure, considers our dividend policy and reviews the company’s financing activities. In addition, this committee oversees the implementation of the company’s risk assessment and risk management policies and objectives and reviews its insurance coverage. In 2011, this committee met four times.

COMMUNICATIONS WITH DIRECTORS

The Board has established a process for shareholders and other interested persons to communicate directly with Dominion’s non-management directors. Information regarding this process, including how to email or to write our non-management directors, may be found on our website at www.dom.com/investors/corporate-governance/contact-board-of-directors.jsp. Concerns relating to accounting, internal accounting controls and auditing matters may also be submitted confidentially and anonymously through this website. You may direct your communications to our non-management directors as a group or to any committee of the Board. The Board has directed the Corporate Secretary or her representative to monitor, review and sort all written communications to the non-management Board of Directors. Communications related to matters that are within the scope of the responsibilities of the Board are forwarded to the Board, Board committee or individual director, as appropriate.

The Corporate Secretary and her representative are authorized to exclude communications that are related to routine business and customer service matters, bulk, advertising or otherwise inappropriate communications, including, but not limited to, business and product solicitations, unsolicited publications, résumés and job inquiries, spam, junk mail, mass mailing and material containing profanity, hostility or of a similar nature. The Board has also directed the Corporate Secretary or her representative to forward correspondence related to routine business and customer service matters to the appropriate management personnel. When appropriate, the Corporate Secretary will consult with the Audit Committee Chairman, who will determine whether to communicate further with the Audit Committee and/or the full Board with respect to the correspondence received.

Letters may be sent to the non-management directors as a group or individually, care of the Corporate Secretary, Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the CGN Committee has served as an officer or employee of Dominion at any time. No Dominion executive officer serves as a member of the compensation committee or on the Board of Directors of any company at which a member of Dominion’s CGN Committee or Board of Directors serves as an executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the company’s knowledge, no executive officer, director or 10% beneficial owner failed to file, on a timely basis, the reports required by Section 16(a) of the Exchange Act for the fiscal year ended December 31, 2011 except as previously reported in Dominion’s 2011 Proxy Statement.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Under SEC rules, if a shareholder wishes to submit a proposal for possible inclusion in the 2013 Proxy Statement, Dominion’s Corporate Secretary must receive it no later than 5 p.m., Eastern Time, on November 23, 2012. Shareholders should refer to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in the proxy statement. Shareholder proposals should be sent to our Corporate Secretary at Dominion Resources, Inc., 120 Tredegar Street, Richmond, Virginia 23219.

To nominate a director at the 2013 Annual Meeting, you must be a shareholder and deliver written notice to our Corporate Secretary at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given up to 10 days following the public announcement. Any notice must include the following information:

1.	Your name and address;
2.	Each nominee’s name and address;
3.	A statement that you are an owner of Dominion stock entitled to vote at the meeting and you intend to appear in person or by proxy to nominate your nominee;
4.	A description of all arrangements or understandings between you and each nominee and any other person concerning the nomination;
5.	Other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors; and
6.	The consent of the nominee to serve as a director.

If you wish to bring any other matter (other than the nomination of a director) in person before the 2013 Annual Meeting, Dominion’s Bylaws require you to notify the Corporate Secretary in writing no less than 90 days and not more than 120 days prior to the one-year anniversary of the date of this year’s Annual Meeting. This means that for the 2013 Annual Meeting, your notice must be delivered, or mailed and received, between January 8, 2013 and February 7, 2013, and must contain the information specified by our Bylaws regarding each matter, including:

•

A brief description of the business you wish to bring before the 2013 Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;

•	Your name and address and the name and address of any associated person of yours, as they appear on Dominion’s records;
•

The number of shares of stock that you and any associated person of yours own or beneficially own, including a description of any agreement, arrangement or understanding relating to such shares and a written agreement by you to update and supplement this information as of the record date for the 2013 Annual Meeting; and

•	Any material interest you and any associated person of yours have in such business.

If you do not provide the proper notice in the specified timeframe, the chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting. If the chairman does not exclude the matter, the proxies may vote on it in the manner they believe is appropriate, in accordance with SEC rules. A copy of our Bylaws may be found on our website at www.dom.com/investors/corporate-governance/pdf/bylaws.pdf and will be furnished to shareholders without charge upon written request to the Corporate Secretary.

NON-EMPLOYEE DIRECTOR COMPENSATION

As provided in our Corporate Governance Guidelines, the CGN Committee annually reviews and assesses the compensation paid to non-employee directors but, depending on the market data and the company’s needs, the CGN Committee may recommend changes less frequently. The Board believes that its compensation should be aligned with the interests of the shareholders; therefore, a significant portion of Dominion’s director compensation is paid in Dominion stock. From time to time, the CGN Committee will discuss with PM&P, its independent compensation consultant, trends in director compensation.

Upon completion of its annual review, the CGN Committee recommended, and the Board approved, the following changes to non-employee director compensation, effective May 2011: the annual stock retainer, to be paid in Dominion common stock, was increased from $90,000 to $100,000; the Finance and Risk Oversight Committee Chairman fee was increased from $7,500 to $10,000; and a new annual retainer in the amount of $20,000 for the Lead Director was established.

There have been no increases in the annual cash retainer, Board and committee meeting fees, or Audit and CGN Committee chairmen retainers since 2007. The annual cash retainer for directors is $60,000. All Board and committee meeting fees are $2,000 per meeting. The Audit and CGN Committees’ chairmen each receive an additional annual cash retainer of $15,000.

The following tables and footnotes reflect the compensation and fees received in 2011 by our non-employee directors for their services. Mr. Farrell does not receive any separate compensation for his service as a director.

Non-Employee Director Compensation

Name	Fees earned or paid in cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
William P. Barr	$ 110,000	$ 100,017	—	$ 210,017
Peter W. Brown, M.D.	92,000	100,017	$ 42,925	234,942
George A. Davidson, Jr.	102,000	100,017	42,320	244,337
Helen E. Dragas	98,000	100,017	—	198,017
John W. Harris	120,000	100,017	64,726	284,743
Robert S. Jepson, Jr.	122,000	100,017	33,920	255,937
Mark J. Kington	110,000	100,017	5,000	215,017
Margaret A. McKenna	98,000	100,017	—	198,017
Frank S. Royal, M.D.	139,000	100,017	69,726	308,743
Robert H. Spilman, Jr.	102,000	100,017	—	202,017
David A. Wollard	135,000	100,017	68,726	303,743
All directors	$1,228,000	$1,100,187	$327,343	$2,655,530

(1) Directors may defer all or a portion of their compensation or choose to receive stock in lieu of cash for meeting fees under the Non-Employee Directors Compensation Plan. Ms. Dragas, Mr. Kington and Dr. Royal deferred all fees to stock unit accounts in lieu of cash for their 2011 meeting fees and annual cash retainer. Mr. Spilman received stock in lieu of cash for 50 percent of his 2011 meeting fees.

(2) Each non-employee director who was elected in May 2011 received an annual stock retainer valued at approximately $100,000, which was equal to 2,099 shares, valued at $47.65 per share based on the closing price of Dominion common stock on May 11, 2011. Directors may defer all or a portion of this stock retainer. (See the Director and Officer Share Ownership table for March 2, 2012 balances). A total of 23,089 shares of stock, in aggregate, were distributed to directors, or to a trust account for deferrals, for their annual stock retainers.

No options have been granted to directors since 2001. No directors had options outstanding as of December 31, 2011.

(3) All Other Compensation amounts for 2011 are as follows:

Director	Dividends(a)	Matching Gift Donations(b)	Other	Total
Brown	$37,925	$5,000	—	$42,925
Davidson	—	—	$42,320(c)	42,320
Harris	64,726	—	—	64,726
Jepson	33,920	—	—	33,920
Kington	—	5,000	—	5,000
Royal	64,726	5,000	—	69,726
Wollard	64,726	4,000	—	68,726

(a) Amounts represent dividend equivalents earned on the Directors Stock Accumulation Plan (SAP) balances. For certain directors elected to the Board prior to 2004, the SAP provided non-employee directors a one-time stock award equivalent in value to approximately 17 times the annual cash retainer then in effect. Stock units were credited to a book account and a separate account continues to be credited with additional stock units equal in value to dividends on all stock units held in the director’s account. A director must have 17 years of service to receive all of the stock units awarded and accumulated under the SAP. Reduced distributions are made where a director has at least 10 years of service or has reached age 62 when service as a director ends. Dividend earnings under the SAP are paid at the same rate declared by the company for all shareholders.

(b) Under a company-wide program, qualifying charitable contributions by directors and employees are matched up to $5,000 by the Dominion Foundation.

(c) This amount represents the costs of benefits arising from the CNG merger with Dominion and in accordance with Mr. Davidson’s retirement agreement as CEO of CNG for financial planning, office space, nominal clerical help, downtown office parking space, telephone service and laptop. These benefits were deemed deferred compensation payable with respect to past services provided by Mr. Davidson to CNG as an executive and were part of an overall agreement relating to his retirement as an executive. Effective January 1, 2008, the form of payment of the company’s obligation for Mr. Davidson’s benefits was changed to an annual payment of $40,000 per year, to be adjusted annually for any increase in the average consumer price index. There was no annual increase from 2010 to 2011.

Expense Reimbursements

We pay and/or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and for other business-related travel. These reimbursements include the expenses incurred by directors’ spouses in accompanying the directors to two Board meetings each year. In addition, directors and their spouses may accompany the CEO or other senior executives on corporate aircraft for both business and personal travel. We do not provide tax gross-ups on any imputed income for the directors.

Director Compensation Plans

NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

Our non-employee directors are paid their annual retainer and meeting fees under this plan. A director may elect to receive all or a portion of his or her meeting fees in the form of cash or stock. If a director does not make an election, meeting fees are paid in cash. The plan also allows directors to defer all or a portion of their annual retainer and meeting fees into stock unit or cash accounts. Stock unit accounts are credited quarterly with additional stock units equal in value to dividends paid on Dominion common stock, and cash accounts are credited monthly with interest at an annual rate established for the Fixed Rate Fund (which was 3.35% in 2011) under Dominion’s frozen Executive Deferred Compensation Plan. Shares of Dominion common stock equal in value to stock units held for directors under this plan are issued into a trust and directors retain all voting and other rights as shareholders. Distributions under this plan are made when a director ceases to serve on the Board. In addition, this plan provides a means for the Board to receive grants of restricted stock awards and stock options. No stock options have been granted under this plan.

FROZEN DIRECTORS PLANS

On December 31, 2004, the Board froze the following director plans: Deferred Cash Compensation Plan, Stock Compensation Plan and Stock Accumulation Plan (described in footnote (a) under the All Other Compensation table to the Non-Employee Director Compensation table). These plans provided a means to compensate directors and allowed directors to defer receipt of that compensation, whether in cash or stock, until they ceased to be directors or reached a specified age. In the case of the Deferred Cash Compensation Plan, deferred fees were credited to either an interest bearing account (interest is credited based on the average three-month U.S. Treasury Bill rate) or a Dominion common stock equivalent account. Under the frozen plans, dividend equivalents continue to accrue and may be held in trust until distributions are made. Prior to 2005, the stock portion of a director’s retainer was paid under the Stock Compensation Plan and directors had the option to defer receipt of that stock.

Other Director Benefits

CHARITABLE CONTRIBUTION PROGRAM

This program was discontinued in January 2000. For directors elected before that time, Dominion funded the program by purchasing life insurance policies on the directors. Participating directors (currently Messrs. Harris and Wollard and Dr. Royal) will derive no financial or tax benefits from the program because all insurance proceeds and charitable tax deductions accrue solely to Dominion. Upon a participating director’s death, $500,000 will be paid in 10 annual installments to the qualifying charitable organization(s) designated by that director.

MATCHING GIFTS PROGRAM

The Dominion Foundation will match a director’s donations, on a one-to-one basis, to one or more 501(c)(3) organizations up to a maximum of $5,000 per year. If the donation is to an organization on whose board the director serves or for which the director volunteers more than 50 hours of work during a year, the Dominion Foundation will match the donation on a two-to-one basis, up to the $5,000 maximum. This benefit is available to all Dominion employees and to our directors.

INSURANCE

Full-time employees and directors are covered by business travel accident insurance while traveling on business for Dominion or any of its subsidiaries. The policy provides 24-hour coverage while traveling on business and has a maximum benefit of $250,000 for employees and $200,000 for directors in the event of death or a percentage of the death benefit in the event of permanent bodily dismemberment. There is no incremental cost for covering the directors under this insurance policy, as the premium would remain the same even if coverage for the directors was discontinued. Dominion also provides director and officer liability insurance for its non-employee directors.

Director Share Ownership Guidelines

All non-employee directors are expected to acquire and hold the lesser of 12,000 shares of Dominion stock or shares equal in value to five times the annual retainer within four years of their election to the Board. All of our non-employee directors who have been a member of the Board for at least four years currently meet the share ownership requirement. Our directors are also prohibited from engaging in certain types of transactions related to Dominion stock, including owning derivative securities, hedging transactions, using margin accounts and pledging shares as collateral.

Share Ownership

DIRECTOR AND OFFICER SHARE OWNERSHIP

	Beneficial Share Ownership of Common Stock as of March 2, 2012
Name of Beneficial Owner	Shares	Deferred Stock Accounts(1)	Restricted Shares	Total(2)
William P. Barr	17,201	—	—	17,201
Peter W. Brown, M.D.	57,005	10,290	—	67,295
George A. Davidson, Jr.	220,961	5,912	—	226,873
Helen E. Dragas	15,016	6,000	—	21,016
Thomas F. Farrell II	573,018	—	347,424	920,442
John W. Harris	18,919	36,841	—	55,760
Robert S. Jepson, Jr.	168,857	2,574	—	171,431
Mark J. Kington	93,648	29,774	—	123,422
Margaret A. McKenna	7,797	31,840	—	39,637
Frank S. Royal, M.D.	12,289	37,543	—	49,832
Robert H. Spilman, Jr.	3,349	4,327	—	7,676
David A. Wollard	21,206	10,069	—	31,275
David A. Christian	78,569	—	37,406	115,975
Paul D. Koonce	106,323	—	40,581	146,904
Mark F. McGettrick	159,919	—	68,067	227,986
Gary L. Sypolt	66,131	—	35,227	101,358
All directors and executive officers as a group (20 persons)(3)	1,762,316	175,170	582,418	2,519,904

(1) Shares in trust for which a director has voting rights. Amounts include shares issued to a trust for certain directors from their frozen deferred compensation plan accounts.

(2) No individual director or executive officer has the right to acquire beneficial ownership of shares within 60 days of March 2, 2012. Unless otherwise noted, all shares are held directly by the director or executive officer and such person has sole voting and investment power with respect to such shares. Includes shares as to which director or executive officer has voting and/or investment discretion or voting and/or investment power is shared with or controlled by another person as follows: Mr. Kington, 58,430 (shares held in joint tenancy) and 28,000 (shares held in a grantor annuity trust); and all directors and executive officers as a group, 102,542.

(3) Neither any individual director or executive officer, nor all of the directors or executive officers as a group, own more than one percent of the shares outstanding at March 2, 2012.

SIGNIFICANT SHAREHOLDERS

Name and address of Beneficial Owner	Beneficial Ownership of Common Stock (based on 13G filing	)	Percentage of Common Shares Outstanding
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	39,395,766		6.9%
Capital Research Global Investors (2) 333 South Hope Street Los Angeles, CA 90071	32,722,226		5.7%
State Street Corporation (3) One Lincoln Street Boston, MA 02111	28,741,155		5.0%

(1) According to its Schedule 13G filing for December 31, 2011, this shareholder has sole voting power and sole dispositive power for shares reported.

(2) According to its Schedule 13G filing for December 31, 2011, this shareholder has sole voting power over 28,172,226 shares and sole dispositive power over 32,722,226 shares.

(3) According to its Schedule 13G filing for December 31, 2011, this shareholder has shared voting power and shared dispositive power for the shares reported.

Item 1 — Election of Directors

The CGN Committee, which is composed entirely of independent directors, is responsible for reviewing the qualifications of and selecting director candidates for nomination to the Board. In identifying potential nominees for the Board, the CGN Committee considers candidates recommended by shareholders, a current member of the Board, a member of management or any others that come to its attention by other means. In accordance with its charter, the CGN Committee considers all nominee recommendations, including those from shareholders, in the same manner when determining candidates for the Board. A shareholder who wishes to recommend a prospective nominee for the Board must provide notice in writing to the Corporate Secretary and follow the shareholder nomination procedures described in Shareholder Proposals and Director Nominations on page 13.

The CGN Committee recognizes that a Board with a diverse set of skills, experiences and perspectives creates a governing body best suited to provide oversight of the company while representing the interests of our shareholders, customers, employees and other constituents. The CGN Committee considers many attributes that it deems relevant for serving as a director, including, among others, experience as a CEO, industry experience, financial or accounting skills or oversight experience, legislative or regulatory experience, public company board experience outside of Dominion, and other attributes. Other attributes also considered include a candidate’s character, judgment, diversity of experience, business acumen and ability to act on behalf of shareholders. The CGN Committee also believes that the members of the Board should have experiences and backgrounds that complement those of each other.

Dominion does not have a formal policy with respect to director diversity, but under the company’s Corporate Governance Guidelines, the CGN Committee is charged with selecting candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions as well as those of its three committees. The CGN Committee may also consider in its assessment the Board’s diversity, in its broadest sense, reflecting, but not limited to, geography, gender and ethnicity. The CGN Committee also considers whether a director candidate is independent in accordance with Dominion’s and the NYSE’s independence standards. Based on its deliberations, the CGN Committee recommends director candidates to the Board for nomination.

Information about each director nominee is presented below and includes specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director. These nominees are collegial, thoughtful, responsible and intelligent people and diverse in terms of geographic location throughout the areas of our operations, age, gender, ethnicity and professional experience. Overall, these nominees represent a diverse mix of qualifications deemed beneficial to the formation of a cohesive and effective Board of Directors.

Our Bylaws and Corporate Governance Guidelines require that directors be elected by a majority of the votes cast unless the election is contested. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation promptly to the Board of Directors. Within 90 days of the certification of the election results, the Board must act on the resignation, taking into consideration any recommendation by the CGN Committee and any additional relevant information and factors. The director who tenders his or her resignation does not participate in the decisions of the CGN Committee or the Board relating to the resignation.

Each nominee presented on the following pages was recommended by the CGN Committee and nominated by the Board. All of the director nominees were elected by shareholders at the 2011 Annual Meeting and are standing for re-election. Two current directors, Ms. McKenna and Mr. Davidson, will not be standing for re-election in 2012. Directors are elected annually; therefore, each director’s term of office will end at the next Annual Meeting of Shareholders or when his or her successor has been elected. Management has received notice from a shareholder that she intends to present herself for nomination as a director at the 2012 Annual Meeting. If this shareholder does properly present herself as a nominee at the 2012 Annual Meeting, the number of nominees for director will exceed the number of directors to be elected, and directors will be elected by a plurality of the votes cast, rather than by majority vote. In this situation, the person or persons voting the proxies solicited by the Board for the meeting will vote as directed by you with respect to the election of the 10 directors named in this Proxy Statement and will withhold or abstain from voting on the shareholder’s director nominee. If any nominee is not available to serve (for reasons such as death or disability), your proxy will be voted for a substitute nominee if the Board of Directors nominates one.

William P. Barr

Director since 2009

Age: 61

Mr. Barr served as Executive Vice President and General Counsel of Verizon Communications Inc. from 2000 to 2008. Prior to that, he served as the 77th Attorney General of the United States from 1991 to 1993 before joining GTE Corporation as Executive Vice President and General Counsel from 1994 to 2000. Mr. Barr is a director of Time Warner Inc., Selected Funds, Holcim US and Aggregate Industries Management, Inc. He received A.B. and M.A. degrees from Columbia University and a J.D. degree from George Washington University. Mr. Barr serves on the Audit Committee and Finance and Risk Oversight Committee.

Mr. Barr’s qualifications to serve as a director include his extensive legal experience with service as an attorney with a public company and with private law firms. He has experience with and knowledge of public company requirements from an internal perspective with his service as an executive of Verizon Communications Inc., as well as an external perspective as a director of public companies. Mr. Barr has governmental and regulatory expertise through his service as a U.S. Attorney General, and through his prior executive positions, he has mergers, acquisitions and divestitures experience.

Peter W. Brown, M.D.

Director since 2002

Age: 69

Dr. Brown has been a physician in private practice at Virginia Surgical Associates, P.C. since 1978. He is a director of Bassett Furniture Industries, Incorporated. Dr. Brown serves on the Bon Secours St. Mary’s Healthcare Foundation and the Medical College of Virginia Foundation. He received his undergraduate and medical degrees from Emory University and is a clinical associate professor of surgery at Virginia Commonwealth University Medical Center. Dr. Brown serves on the Finance and Risk Oversight Committee.

Dr. Brown’s qualifications to serve as a director include his experience as a medical professional, which provides the Board with additional insight on today’s healthcare issues and concerns. Dr. Brown is actively involved in the Richmond, Virginia community, where our headquarters and regulated subsidiary, Virginia Electric and Power Company (Virginia Power), are based. He is currently or has served in leadership positions of several medical foundations. He also has years of experience as a director of a public company other than Dominion.

Helen E. Dragas

Director since 2010

Age: 50

Ms. Dragas has served as president and chief executive officer of The Dragas Companies, a diversified real estate concern, since 1996. She is rector of the University of Virginia Board of Visitors. Ms. Dragas served on the State Council for Higher Education in Virginia, Commonwealth Transportation Board and Governor’s Economic Development and Jobs Creation Commission. She received both her undergraduate degrees and an MBA from the University of Virginia. Ms. Dragas serves on the Audit Committee.

Ms. Dragas’ qualifications to serve as a director include more than 15 years of experience as the leader of a development planning and construction firm which will be beneficial as Dominion continues with its five-year, infrastructure growth plan. She possesses leadership, management and analytical skills from her experience as chief executive officer and demonstrated through her varied community service and gubernatorial appointments. Ms. Dragas also serves on the Audit Committee at the University of Virginia.

Thomas F. Farrell II

Director since 2005

Age: 57

Mr. Farrell has been chairman, president and chief executive officer of Dominion since April 2007. Mr. Farrell served as president and chief executive officer of Dominion from January 2006 to April 2007, and served in various executive positions prior to that. He is chairman of the board and chief executive officer of Virginia Electric and Power Company (Virginia Power), a wholly-owned subsidiary of Dominion, and was chairman, president and chief executive officer of CNG, a former wholly-owned subsidiary of Dominion. Mr. Farrell is a director of Altria Group, Inc. He received his undergraduate and law degrees from the University of Virginia.

Mr. Farrell’s qualifications to serve as a director include his 16 years of industry experience as well as his legal expertise, having served as general counsel for Dominion and Virginia Power and as a practicing attorney with a private firm. He is chairman of the Edison Electric Institute and vice chairman of the Institute of Nuclear Power Operations through which he actively represents the interests of Dominion, Virginia Power and the energy sector. Mr. Farrell also has extensive community and public interest involvement and serves or has served on many non-profit and university foundations.

John W. Harris

Director since 1999

Age: 64

Mr. Harris has been president and chief executive officer of Lincoln Harris, LLC (formerly The Harris Group), a real estate consulting firm, since 1999 and is a former president of The Bissell Companies, Inc., a commercial real estate and investment management company. He is a director of Piedmont Natural Gas Company, Inc. Mr. Harris is also a director of the Presbyterian Hospital Foundation. He received his undergraduate degree from the University of North Carolina at Chapel Hill. Mr. Harris serves on the Finance and Risk Oversight Committee and Compensation, Governance and Nominating Committee.

Mr. Harris’s qualifications to serve as a director include his extensive public company board experience, with prior directorships with several Fortune 500 companies. As a current director of Piedmont Natural Gas Company, Inc., he has knowledge of and familiarity with Dominion’s industry, markets and regulatory concerns. Through his current and past service as chief executive officer and equivalent positions, Mr. Harris has business leadership and management skills needed for such positions, as well as financial and capital markets experience.

Robert S. Jepson, Jr.

Director since 2003

Age: 69

Mr. Jepson has been chairman and chief executive officer of Jepson Associates, Inc., a private investment firm, since 1989. Mr. Jepson is vice-chairman of the board of the Georgia Ports Authority and serves on the boards of Savannah College of Art and Design, Lees-McRae College, Georgia Historical Society and the Lucas Theatre for the Arts. He received his undergraduate and graduate degrees in business and commerce from the University of Richmond. Mr. Jepson is the principal contributor and founder of the University of Richmond’s Jepson School of Leadership Studies. Mr. Jepson serves on the Audit Committee and Compensation, Governance and Nominating Committee.

Mr. Jepson’s qualifications to serve as a director include his more than 28 years of experience as chief executive officer or chairman of public and private companies. He has previous public company board experience relevant to Dominion’s industry and has had directorships with numerous other public and nonpublic entities. Mr. Jepson also brings capital markets, banking and investment management experience to Dominion’s Board.

Mark J. Kington

Director since 2005

Age: 52

Mr. Kington has been managing director of X-10 Capital Management, LLC since 2004. He is and has been the principal officer and investor in several communications firms and was a founding member of Columbia Capital, LLC, a venture capital firm specializing in the communications and information technology industries. Mr. Kington is vice-rector of the University of Virginia Board of Visitors and serves on the boards of the Colonial Williamsburg Foundation and the INOVA Health System Investment Committee. Mr. Kington received his undergraduate degree from the University of Tennessee and an MBA from the University of Virginia. Mr. Kington serves on the Finance and Risk Oversight Committee and Compensation, Governance and Nominating Committee.

Mr. Kington’s qualifications to serve as a director include information technology, capital markets, banking and investment management experience. He also has experience working in a highly-regulated industry with his experience in the telecommunications industry. As with our other directors who have served as chief executive officer or in equivalent positions, Mr. Kington also brings leadership and management skills to Dominion’s Board.

Frank S. Royal, M.D.

Director since 1994

Age: 72

Dr. Royal has been a physician since 1969. He is a director of SunTrust Banks, Inc. and Smithfield Foods, Inc. Dr. Royal also served as a director of Chesapeake Corporation (1990 to 2007), CSX Corporation (1994 to 2008) and HCA Inc. (1994 to 2006). Dr. Royal received his undergraduate degree from Virginia Union University and his medical degree from Meharry Medical College, where he serves on the Board of Trustees. Dr. Royal serves on the Compensation, Governance and Nominating Committee.

Dr. Royal’s qualifications to serve as a director include significant experience and knowledge of the requirements, rules, issues and concerns that a public company faces. He has extensive public company board experience with significant leadership positions on the various boards that he has served. Dr. Royal has previously served on the boards of several Fortune 500 companies. He currently serves on the Audit Committee and Governance and Nominating Committee of SunTrust Banks, Inc. and is chairman of the Compensation Committee and member of the Audit Committee and Nominating and Governance Committee of Smithfield Foods. Dr. Royal is also an expert on healthcare matters, benefit plan issues and other relevant matters pertinent to his position on the CGN Committee.

Robert H. Spilman, Jr.

Director since 2009

Age: 55

Mr. Spilman has been president and chief executive officer of Bassett Furniture Industries, Incorporated, a furniture manufacturer and distributor, since 2000. He is a director of Ruddick Corporation and Bassett Furniture Industries, Incorporated. Mr. Spilman serves on the Virginia Foundation for Independent Colleges and is also chairman of the Board of Directors of New College Institute. He received his undergraduate degree from Vanderbilt University. Mr. Spilman serves on the Audit Committee and Finance and Risk Oversight Committee.

Mr. Spilman’s qualifications to serve as a director include his experience as a current chief executive officer of a public company and the business leadership and management skills needed for that position. As lead director of Ruddick Corporation, Mr. Spilman brings additional public company board experience and leadership to Dominion’s Board.

David A. Wollard

Director since 1999

Age: 74

Mr. Wollard is founding chairman of the board, emeritus, Exempla Healthcare (1997 to 2001). He is a director of Vectra Bank Colorado. Mr. Wollard has previously served as chairman of the Denver Chamber of Commerce and Downtown Denver Partnership. He received his undergraduate degree from Harvard College and graduated from the Stonier Graduate School of Banking. Mr. Wollard held a variety of executive positions with banking institutions in Florida and Colorado, where he was the president of Bank One Colorado, N.A. Mr. Wollard serves on the Audit Committee and Compensation, Governance and Nominating Committee.

Mr. Wollard’s qualifications to serve as a director include his extensive background in the banking industry. He has held executive positions and has been a director of numerous financial institutions. Mr. Wollard also has regulatory and governmental experience which is beneficial as the energy industry faces growing legislative and regulatory scrutiny. He has also served on the board of, and has held leadership positions with, many non-profit organizations.

Your Board of Directors recommends that you vote FOR these nominees.

The Audit Committee Report

Our Committee operates under a written charter that was most recently revised in December 2011. Our charter may be found on the company’s website at http://www.dom.com/investors/corporate-governance/pdf/audit_charter.pdf.

Our Committee reviews and oversees Dominion’s financial reporting process and related disclosure and internal controls. Each November, we develop the coming year’s meeting schedule and agendas. The agendas include reviews of Dominion’s internal controls testing, disclosure controls and procedures, charter requirements, charitable giving, auditor independence requirements, pre-approval of fees, and other issues that we, management and the independent auditors feel should be addressed more closely.

During 2011, the Committee reviewed a number of topics with management and the independent auditors, including:

•	Quarterly and year-end results, financial statements and reports prior to public disclosure;
•	The activities of management’s disclosure committee and Dominion’s disclosure controls and procedures, including internal controls;
•	Management’s compliance with Section 404 of the Sarbanes-Oxley Act relative to documentation, and internal and independent auditors’ testing of internal controls;
•	New and proposed accounting standards and their potential effect on Dominion’s financial statements;
•	The status of internal audit’s staffing, qualifications and audit plans;
•	Business unit-specific topics including: nuclear operations and performance and Dominion Generation and Dominion Energy’s construction programs;
•	Rate structure and regulatory overview;
•	Dominion’s ethics and compliance program; and
•	The annual risk assessment report.

Our Committee conducts educational sessions to review with management company specific topics in more detail. The topics are chosen as part of the November planning process. In 2011, sessions focused on: cyber security; Dominion’s environmental compliance program and related regulations; and crisis communications protocols.

Throughout 2011, we met with the internal and independent auditors, with and without management present, to discuss the plans for, and scope and results of, their audits and reviews of Dominion’s internal controls and the overall quality of Dominion’s financial reporting. At four of the Committee’s meetings, we also met with the internal auditors, independent auditors and management in separate executive sessions.

Management has represented that Dominion’s consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (GAAP). We reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by PCAOB AU 380, Communication with Audit Committees, this discussion included a review of significant accounting estimates and controls, and the quality of Dominion’s accounting principles.

We have received written disclosures and letters from the independent auditors required by both the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence and the NYSE governance standards regarding internal quality control procedures. We have discussed with the independent auditors the issue of their independence from Dominion, including any non-audit services performed by them.

2011 CONSOLIDATED FINANCIAL STATEMENTS

Relying on these reviews and discussions, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements and management’s annual report on internal control over financial reporting in Dominion’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

INDEPENDENT AUDITORS FOR 2012

Our Committee discussed with management and reviewed with the independent auditors their plans and proposed fees for auditing the 2012 consolidated financial statements and internal controls over financial reporting of Dominion and its subsidiaries, as well as their proposed audit-related and non-audit services and fees. Based on our discussions and review of the proposed fee schedule, we have retained Deloitte & Touche LLP, a registered public accounting firm that is independent of us, as Dominion’s independent auditors for 2012, and in accordance with our pre-approval policy, approved the fees for the services presented to us. We determined that the non-audit related services proposed to us do not impair Deloitte & Touche’s independence and that it is more economical and efficient to use the firm for the proposed services. Permission for any other specific non-audit related services will require prior approval by our Committee or its chairman. When appropriate, Dominion seeks competitive bids for non-audit related services.

David A. Wollard, Chairman

William P. Barr

George A. Davidson, Jr.

Helen E. Dragas

Robert S. Jepson, Jr.

Margaret A. McKenna

Robert H. Spilman, Jr.

Auditors

FEES AND PRE-APPROVAL POLICY

The Audit Committee has a pre-approval policy for Deloitte & Touche’s services and fees. Each year, the Audit Committee pre-approves a schedule that details the services to be provided for the following year and an estimated charge for such services. At its December 2011 and January 2012 meetings, the Audit Committee approved the schedule of services and fees for 2012. In accordance with Dominion’s pre-approval policy, any changes to the schedule may be approved by the Audit Committee at its next meeting.

The following table presents fees paid to Deloitte & Touche for the fiscal years ended December 31, 2011 and 2010, all of which were pre-approved by the Audit Committee.

Type of Fees (millions)	2011	2010
Audit fees	$5.13	$5.13
Audit-related fees	0.41	1.84
Tax fees	—	0.02
All other fees	—	—
Total	$5.54	$6.99

Audit Fees. These amounts represent fees of Deloitte & Touche for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal controls over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC.

Audit-Related Fees. Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of Dominion’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations, including audits in connection with acquisitions and divestitures, audits of our employee benefit plans, due diligence related to mergers, acquisitions and investments, and accounting consultations about the application of GAAP to proposed transactions.

Tax Fees. These amounts are for tax compliance services, tax consulting services and related costs.

OTHER INFORMATION ABOUT THE AUDITORS

Representatives of Deloitte & Touche will be present at the 2012 Annual Meeting. They will have an opportunity to make a statement if they desire, and will be available to respond to shareholder questions.

Item 2 — Ratification of Appointment of Auditors

Our Audit Committee has retained Deloitte & Touche LLP, an independent registered public accounting firm, as Dominion’s independent auditors for 2012. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate governance.

Your Board of Directors recommends that you vote FOR ratification of the Audit Committee’s action.

Compensation, Governance and Nominating Committee Report

In preparation for filing this proxy statement, the Compensation, Governance and Nominating (CGN) Committee reviewed and discussed the following Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, we recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into Dominion’s Annual Report on Form 10-K for the year ended December 31, 2011. This report was prepared by the following independent directors who compose the CGN Committee:

Frank S. Royal, Chairman

John W. Harris

Robert S. Jepson, Jr.

Mark J. Kington

David A. Wollard

Compensation Discussion and Analysis

This CD&A provides a detailed explanation of the objectives and principles that underlie Dominion’s executive compensation program, its elements and the way performance is measured, evaluated and rewarded. It also describes our compensation decision-making process. Dominion’s executive compensation program is designed to pay for performance and played an important role in the company’s success in 2011 by linking a significant amount of compensation to the achievement of performance goals.

Our program and processes generally apply to all of Dominion’s officers, but this discussion and analysis focuses primarily on compensation for our NEOs. During 2011, Dominion’s NEOs were:

•	Thomas F. Farrell II, Chairman, President and CEO
•	Mark F. McGettrick, Executive Vice President and Chief Financial Officer (CFO)
•	David A. Christian, Executive Vice President and CEO – Dominion Generation
•	Paul D. Koonce, Executive Vice President and CEO – Dominion Virginia Power
•	Gary L. Sypolt, Executive Vice President and CEO – Dominion Energy

EXECUTIVE SUMMARY

2011 Business Highlights

Despite the continued uncertainty in the global economy and financial markets in 2011, Dominion’s performance was strong and continued to reflect our strong embrace of our four core values: safety, ethics, excellence and one Dominion – our term for teamwork. This is evident in our business highlights of 2011 as described below:

•

Our total shareholder return (TSR) for the year was 29.4% which ranked fifth relative to our peer companies. Our TSR outperformed the S&P 500, S&P Utility and the Dow Jones Utility indices. Our superior one-year TSR performance contributed to the strong performance achievement for the 2010 Performance Grant.

•	The Board increased our annual dividend rate from $1.83 per share for 2010 to $1.97 per share for 2011.

•

Our consolidated operating earnings for the year ended December 31, 2011 were $1.75 billion or $3.05 per share. Our consolidated reported earnings in accordance with GAAP for the year ended December 31, 2011 were $1.41 billion or $2.45 per share.* Our 2011 results reflect a decrease of 11.0% and 8.7% in consolidated operating earnings and operating earnings per share, respectively, over 2010 results. Our operating earnings results for 2011 were within our guidance range of $3.05 -$3.20 per share and allowed us to fund our 2011 AIP at a 75% level.

•	Our market capitalization as of December 31, 2011 was $30.2 billion, up from $24.8 billion as of December 31, 2010.
•

The strength of our leadership and the operational excellence of our employees were apparent as Dominion met the unprecedented challenges of an earthquake and hurricane occurring in the same week. The 5.8 magnitude earthquake occurred near Mineral, Virginia shaking Central Virginia and much of the East Coast. The epicenter was about 11 miles from our North Anna nuclear power station and several miles underground. The 1,800-megawatt twin reactors at North Anna shut down automatically and safely on August 23. Following a program of inspections, testing and analysis that involved more than 100,000 man-hours of work, the power station was safely restarted on November 11.

In the same week as the earthquake, Hurricane Irene made landfall on August 26 and inflicted significant damage to Dominion’s service territory that left more than 1.2 million customers without power. Restoration of power to virtually all homes and businesses was completed in slightly over a week.

•

For the year ended December 31, 2011, our overall Occupational Safety and Health Administration (OSHA) recordable incident rate for Dominion, including all of its business units, was 0.92, our lowest since we have been recording incident rates at Dominion and a 51% percent decline in the past five years.

*See	Reconciliation of 2011 Consolidated Operating Earnings to Reported Earnings on page 29.

•

We continue to move forward in each of our principal operating segments on our multi-billion dollar, long-term infrastructure growth plan that was announced in 2010. Several major projects were completed and others begun in 2011 as highlighted below:

Dominion Generation	Dominion Virginia Power	Dominion Energy

•      The 590-megawatt Bear Garden combined cycle plant began commercial operation in May 2011 and was completed on time and on budget.

•     The 585-megawatt Virginia City Hybrid Energy Center is on target to begin operations in the summer of 2012.

•     We announced, subject to regulatory approval, the conversion of the coal-fired Altavista, Hopewell and Southampton stations to biomass, a renewable energy source.

•     In early 2011, we announced that we would spend more than $1.7 billion over about a two-year period to strengthen Dominion Virginia Power’s electric grid, support growing demand for electricity and improve service reliability for its 2.4 million customers.

•     Both of our major 500 kV transmission line projects, Meadow Brook to Loudoun and Carson to Suffolk, were energized on or ahead of schedule and within budget. Work has commenced on our next major transmission project, the rebuild of the Mt. Storm-to-Doubs line.

•     We have more than 40 additional transmission projects planned, all of which are necessary to keep up with growing demand and maintain high levels of reliability.

•     We began construction on our Natrium processing facility located in West Virginia which is scheduled to be completed by late 2012.

•     Pipeline construction has started at Appalachian Gateway and is expected to be in service in 2012.

•     Our Cove Point Liquefaction Project continued to move forward with the receipt of the Department of Energy approval to export liquefied natural gas to Free Trade Agreement countries.

2011 Compensation Highlights

Significant executive compensation decisions made, and goals achieved, in 2011 that affected our NEOs are highlighted below and discussed in more detail in the upcoming sections of this CD&A.

•	All of our NEOs received a 2% base salary increase for 2011. For our CEO, Mr. Farrell, this marked the first base salary increase since 2008.
•	The company disclosed $3.05 consolidated operating earnings per share for the year ended December 31, 2011, with 75% funding for the 2011 AIP. *
•

The company exceeded its target goal payout under the 2010 Performance Grants, primarily due to first quartile TSR performance versus our peer group over a two-year period. Dominion’s two-year TSR for the period ended December 31, 2011 was 48.6%. Payout of the 2010 Performance Grant was 175.7% of target, taking into account our other performance metric of ROIC. Our strong performance reflects continued focus on long-term shareholder value and achievement of expected levels of return on the company’s investments.

•	For 2011, there were no increases in the annual incentive plan target award percentages for any NEOs.
•

Messrs. Christian, McGettrick and Sypolt each received an increase in their performance-based compensation target award levels for their long-term incentive plan grants, primarily due to recent promotion or job rotation, and the additional responsibilities associated with these moves.

*See	Reconciliation of 2011 Consolidated Operating Earnings to Reported Earnings on page 29.

Compensation Governance

Our compensation governance practices emphasize Dominion’s focus on an executive compensation program that pays for performance and aligns management’s interests with those of our shareholders, employees and customers. Our compensation governance practices include the following:

•	Our CGN Committee is composed solely of independent directors.
•	The CGN Committee’s independent compensation consultant, PM&P, is retained directly by the CGN Committee and performs no other consulting or other services for Dominion.
•

Since 2009, our annual incentive plan and long-term incentive plan performance grants have included a clawback provision to recoup payouts from any employee whose fraudulent or intentional misconduct causes a restatement of a financial statement or affects the company’s operations or the employee’s duties. See Recovery of Incentive Compensation for additional information on our clawback provision.

•

Our officers and non-employee directors are subject to share ownership guidelines that require a significant investment in Dominion stock. All NEOs have met their ownership targets. In addition, both officers and non-employee directors are prohibited from engaging in certain transactions related to Dominion stock, including hedging, owning derivative securities, using margin accounts and pledging shares as collateral. See Share Ownership Guidelines and Directors Share Ownership Guidelines for additional information.

•	Our Chief Risk Officer performs an annual risk assessment of our incentive compensation plans, the results of which are provided to the CGN Committee.
•	Our officers do not receive tax gross-ups on the limited perquisites provided to them. Tax gross-ups are also not provided on imputed income to our non-employee directors.

*	Reconciliation of 2011 Consolidated Operating Earnings to Reported Earnings. The following items, which are net of tax, are included in Dominion’s 2011 reported earnings, but are excluded from consolidated operating earnings: $178 million impairment charge related to certain utility and merchant coal-fired power stations; $59 million of restoration costs associated with Hurricane Irene; $39 million net loss from operations at our Kewaunee nuclear merchant power station, which is being marketed for sale; $34 million impairment of excess emission allowances resulting from a new EPA air pollution rule; $21 million of severance costs and other charges resulting from expected closings of our Salem Harbor and State Line merchant generation plants; $19 million net charge in connection with the Virginia State Corporation Commission’s final ruling associated with its biennial review of Virginia Power’s base rates for 2009-2010 test years; $13 million of earthquake-related costs, largely related to inspections following the safe shutdown of reactors at our North Anna nuclear power station; $14 million benefit related to litigation with the Department of Energy for spent nuclear fuel-related costs at Millstone nuclear power station; and $3 million net benefit related to other items.

Reconciliation of 2010 Consolidated Operating Earnings to Reported Earnings. The following items, which are net of tax, are included in Dominion’s 2010 reported earnings, but are excluded from consolidated operating earnings: $1.4 billion net benefit from the sale of Appalachian E&P operations; $206 million charge related to our workforce reduction program; $155 million net loss from the discontinued operations and loss on sale of The Peoples Natural Gas Company; $127 million impairment charge related to certain merchant generation facilities; $57 million charge related to health care legislation change; and $1 million net expense related to other items.

OBJECTIVES OF DOMINION’S EXECUTIVE COMPENSATION PROGRAM AND THE COMPENSATION DECISION-MAKING PROCESS

Our Objectives

Dominion’s executive compensation philosophy is to provide a competitive total compensation program tied to performance and aligned with the interests of our shareholders, employees and customers.

The major objectives of our compensation program are to:

•	Attract, develop and retain an experienced and highly qualified management team;
•	Motivate and reward superior performance that supports our business and strategic plans and contributes to the long-term success of the company;
•

Align the interests of management with those of our shareholders and customers by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase total shareholder return and enhance customer service;

•	Promote internal pay equity; and
•	Reinforce our four core values of safety, ethics, excellence and One Dominion – our term for teamwork.

These objectives provide the framework for our compensation decisions. To determine if we are meeting the objectives of our compensation program, the CGN Committee reviews and compares the company’s actual performance to our short-term and long-term goals, our strategies, and our peer companies’ performance.

Dominion’s 2011 performance indicates that the design of our compensation program is meeting these objectives. Our NEOs have service with Dominion ranging from 13 to 36 years. We have attracted, motivated and maintained a superior leadership team with skills, industry knowledge and institutional experience that strengthen their ability to act as sound stewards of shareholder dollars. We are performing well relative to our internal goals and as compared to our peers.

In 2011, our shareholders voted on our executive compensation program (also known as “Say on Pay”) for the first time and approved it by 94%. The CGN Committee considered the very strong shareholder endorsement of the CGN Committee’s decisions and policies and Dominion’s overall executive compensation program in continuing the pay-for-performance program that is currently in place without any specific changes for 2012 based on the vote.

Our Process for Setting Compensation

The CGN Committee is responsible for reviewing and approving NEO compensation and our overall executive compensation program. Each year, the CGN Committee reviews and considers a comprehensive assessment and analysis of the executive compensation program, including the elements of each NEO’s compensation, with input from management and our independent compensation consultant. As part of its assessment, the CGN Committee reviews the performance of the CEO and other executive officers, meets at least annually with the CEO to discuss succession planning for his position and the positions of the company’s senior officers, reviews the share ownership guidelines and executive officer compliance with the guidelines, and establishes compensation programs designed to achieve Dominion’s objectives.

THE ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The CGN Committee’s practice has been to retain an independent compensation consultant, PM&P, to advise the committee on executive and director compensation matters. PM&P does not provide any services to Dominion other than its consulting services to the CGN Committee related to executive and director compensation. Our PM&P consultant participates in meetings with the CGN Committee, either in person or by teleconference, and communicates directly with the chairman of the committee outside of the committee meetings as requested by the chairman of the committee. PM&P also reviewed meeting materials for the CGN Committee and provided the following services related to our 2011 executive compensation program:

•	Provided independent advice to the CGN Committee regarding the appropriateness of our peer group;
•

Participated in CGN Committee executive sessions without management present to discuss CEO compensation and any other relevant matters, including the appropriate relationship between pay and performance and emerging trends, to answer technical questions, and to review and comment on management proposals and analyses of peer group compensation data; and

•	Generally reviewed and offered advice as requested by or on behalf of the CGN Committee regarding other aspects of our executive compensation program, including best practices and other matters.

MANAGEMENT’S ROLE IN OUR PROCESS

Although the CGN Committee has the responsibility to approve and monitor all compensation for our NEOs, management plays an important role in determining executive compensation. Under the direction of the Corporate Secretary, internal compensation specialists provide the CGN Committee with data, analysis and counsel regarding the executive compensation program, including an ongoing assessment of the effectiveness of the program, peer practices, and executive compensation trends and best practices. The CEO, CFO and Corporate Secretary, along with our internal compensation and financial specialists, assist in the design of our incentive compensation plans, including performance target recommendations consistent with the strategic goals of the company, and recommendations for establishing the peer group. Management also works with the chairman of the CGN Committee to establish the agenda and prepare meeting information for each committee meeting.

On an annual basis, the CEO is responsible for reviewing with the CGN Committee his succession plans for his own position and for the company’s senior officers. He is also responsible for reviewing the performance of his senior officers, including the other NEOs, with the CGN Committee at least annually. He makes recommendations on the compensation and benefits for the NEOs (other than himself) to the CGN Committee and provides other information and counsel as appropriate or as requested by the CGN Committee, but all decisions are ultimately made by the CGN Committee.

THE PEER GROUP AND PEER GROUP COMPARISONS

Each year, the CGN Committee approves a peer group of companies. In selecting our peer group, we use a methodology recommended by PM&P to identify companies in our industry that compete for customers, executive talent and investment capital. We screen this group based on size and usually eliminate companies that are much smaller or larger than Dominion’s size in revenues, assets and market capitalization. We also consider the geographic locations and the regulatory environment in which potential peer companies operate.

Dominion’s peer group is generally consistent from year to year, with merger and acquisition activity being the primary reason for any changes. With the announced mergers of Duke Energy Corporation with Progress Energy, Inc. and Exelon Corporation with Constellation Energy Group, Inc. two companies were added to Dominion’s 2011 peer group: CMS Energy Corporation and Xcel Energy Inc. The members of Dominion’s peer group are as follows:

Ameren Corporation	FirstEnergy Corp.
American Electric Power Company, Inc.	NextEra Energy, Inc. (formerly FPL Group, Inc.)
CMS Energy Corporation	NiSource, Inc.
Constellation Energy Group, Inc.	PPL Corporation
DTE Energy Company	Progress Energy, Inc.
Duke Energy Corporation	Public Service Enterprise Group Inc.
Entergy Corporation	Southern Company
Exelon Corporation	Xcel Energy Inc.

The CGN Committee, PM&P and management use peer company data to: (i) compare Dominion’s stock and financial performance against its peers using a number of different metrics and time periods to evaluate how we are performing as compared to our peers; (ii) analyze compensation practices within our industry; (iii) evaluate peer company practices and determine peer median and 75th percentile ranges for base pay, annual incentive pay, long-term incentive pay and total direct compensation, both generally and for specific positions; and (iv) compare our Employment Continuity Agreements and other benefits. In setting the levels for base pay, annual incentive pay, long-term incentive pay and total direct compensation, the CGN Committee also takes into consideration Dominion’s larger size compared with the median of the peer group. As of year-end 2011, Dominion ranked second in market capitalization, seventh in assets and seventh in revenues in comparison to the peer group.

SURVEY DATA

We do not benchmark or otherwise use broad-based market data as the basis for compensation decisions for our NEOs. Survey compensation data is used only to provide a general understanding of compensation practices and trends. The CGN Committee takes into account individual and company specific factors, including internal pay equity, along with peer company data in establishing compensation opportunities. The CGN Committee believes that this emphasis better reflects the company’s specific needs in its distinct competitive market and with respect to its size and complexity versus its peers.

COMPENSATION DESIGN AND RISK

Dominion’s management, including Dominion’s chief risk officer and other executives, annually reviews the overall structure of the company’s executive compensation program and policies to ensure they are consistent with effective management of enterprise key risks and that they do not encourage executives to take unnecessary or excessive risks that could threaten the value of the enterprise. With respect to the programs and policies that apply to our NEOs, this review includes:

•	analysis of how different elements of our compensation programs may increase or mitigate risk-taking;
•	analysis of performance metrics used for short-term and long-term incentive programs and the relation of such incentives to the objectives of the company;
•	analysis of whether the performance measurement periods for short-term and long-term incentive compensation are appropriate; and
•	analysis of the overall structure of compensation programs as related to business risks.

Among the factors considered in management’s assessment are: the balance of our overall program design, including the mix of cash and equity compensation; the mix of fixed and variable compensation; the balance of short-term and long-term objectives of our incentive compensation; the performance metrics, performance targets, threshold performance requirements and capped payouts related to our incentive compensation; our clawback provision on incentive compensation; our share ownership guidelines, including share ownership levels and retention practices; prohibitions on hedging, pledging, and other derivative transactions related to Dominion stock; and internal controls and oversight structures in place at Dominion.

Management reviewed and provided the results of this assessment to the CGN Committee. Based on this review, the CGN Committee believes the company’s well-balanced mix of salary and short-term and long-term incentives, as well as the performance metrics that are included in the incentive programs, are appropriate and consistent with the company’s risk management practices and overall strategies.

OTHER TOOLS

The CGN Committee uses a number of tools in its annual review of the compensation of the CEO and other NEOs, including charts illustrating the total range of payouts for each performance-based compensation element under a number of different scenarios; spreadsheets showing the cumulative dollar impact on total direct compensation that could result from implementing proposals on any single element of compensation; graphs showing the relationship between the CEO’s pay and that of the next highest-paid officer and NEOs as a group; and other information the CGN Committee may request in its discretion. Management’s internal compensation specialists provide the CGN Committee with detailed comparisons of the design and features of Dominion’s long-term incentive and other executive benefit programs with available information regarding similar programs at the peer companies. These tools are used as part of the overall process to ensure that the program results in appropriate pay relationships as compared to our peer companies and internally among the NEOs, and that an appropriate balance of at-risk, performance-based compensation is maintained to support the program’s core objectives. No material adjustments were made to any NEO’s compensation as a result of using these tools.

ELEMENTS OF DOMINION’S COMPENSATION PROGRAM

Our executive compensation program consists of four basic elements:

Pay Element	Primary Objectives	Key Features & Behavioral Focus

Base Salary	• Provide competitive level of fixed cash compensation for performing day-to-day responsibilities • Attract and retain talent	• Generally targeted at or slightly above peer median, with individual and company-wide considerations • Rewards individual performance and level of experience

Annual Incentive Plan

•  Provide competitive level of at-risk cash compensation for achievement of short-term financial and operational goals

•  Align short-term compensation with our annual budget, earnings goals, business plans and core values

•   Cash payments based on achievement of annual financial and individual operating and stewardship goals

•  Rewards achievement of annual financial goals for Dominion as well as business unit and individual goals selected to support longer-term strategies

Long-Term Incentive Program	• Provide competitive level of at-risk compensation for achievement of long-term performance goals • Create long-term shareholder value • Retain talent and support the succession planning process

•   A combination of performance-based cash and restricted stock awards (for 2011, a 50/50 mix)

•  Encourages and rewards officers for making decisions and investments that create long-term shareholder value as reflected in superior relative total shareholder returns, as well as achieving desired returns on invested capital

Employee and Executive Benefits

•  Provide competitive retirement and other benefit programs that attract and retain highly qualified individuals

•   Provide competitive terms to encourage officers to remain with us during any potential change in control to ensure an orderly transition of management

•   Includes company-wide benefit programs, executive retirement plans, limited perquisites, and change in control and other agreements, supplemented with non-compete provisions in the non-qualified retirement plans

•   Encourages officers to remain with us long-term and to act in the best interests of shareholders, even during any potential change in control

Factors in Setting Compensation

As part of the process of setting compensation targets, approving payouts and designing future programs, the CGN Committee evaluates the company’s overall performance versus its business plans and strategies, its short-term and long-term goals and the performance of its peer companies. In addition to considering Dominion’s overall performance for the year, the CGN Committee takes into consideration several individual factors that are not given any specific weighting in setting each element of compensation for each NEO, including:

•	An officer’s experience and job performance;
•	The scope, complexity and significance of responsibility for a position, including any differences from peer company positions;
•

Internal pay equity considerations, such as the relative importance of a particular position or individual officer to Dominion’s strategy and success, and comparability to other officer positions at Dominion;

•	Retention and market competitive concerns; and
•	The officer’s role in any succession plan for other key positions.

The CGN Committee evaluates each NEO’s base salary, total cash and total direct compensation opportunities against peer group data to ensure the compensation levels are appropriately competitive, but does not target these compensation levels at a particular percentile or range of the peer group data. As part of its analysis, the CGN Committee also takes into account Dominion’s larger size and complexity compared to Dominion peer companies.

In setting compensation for 2011, due to continued economic uncertainty, we provided a modest increase in base salary for all officers, including all NEOs, and made adjustments to performance-based compensation target levels for certain officers. Based on our review of peer company compensation data, each NEO’s job performance, recent promotions and internal pay equity considerations such as scope and complexity of the position relative to other positions at the company, we determined it was appropriate to increase the target levels under the long-term incentive plan for Messrs. McGettrick, Christian and Sypolt as described below in Long-Term Incentive Program.

CEO Compensation Relative to Other NEOs

Mr. Farrell participates in the same compensation programs and receives compensation based on the same philosophy and factors as other NEOs. Application of the same philosophy and factors to Mr. Farrell’s position results in overall CEO compensation that is significantly higher than the compensation of the other NEOs. His compensation is commensurate with his greater responsibilities and decision-making authority, broader scope of duties encompassing the entirety of the company (as compared to the other NEOs who are responsible for significant but distinct areas within the company) and his overall responsibility for corporate strategy. His compensation also reflects his role as our principal corporate representative to investors, customers, regulators, analysts, legislators, industry and the media.

We consider CEO compensation trends as compared to the next highest-paid officer, as well as to our executive officers as a group, over a multi-year period to monitor the ratio of Mr. Farrell’s pay relative to the pay of other executive officers based on (i) salary only and (ii) total direct compensation. We also compare our ratios to that of our peers to confirm that our ratios are consistent with practices at our peer companies. There is no particular targeted ratio or goal, but instead the CGN Committee considers year-to-year trends and comparisons with our peers. The CGN Committee did not make any adjustments to the compensation of any NEOs based on this review in 2011.

Allocation of Total Direct Compensation in 2011

Consistent with our objective to reward strong performance based on the achievement of short-term and long-term goals, a significant portion of total cash and total direct compensation is at risk. Total direct compensation is the sum of base salary, targeted annual incentive plan compensation and targeted long-term incentive compensation. Approximately 88% of Mr. Farrell’s targeted 2011 total direct compensation is performance-based, tied to pre-approved performance metrics, including relative TSR and ROIC, or tied to the performance of our stock. For the other NEOs, performance-based and stock-based compensation ranges from 72% to 80% of targeted 2011 total direct compensation. This compares to an average of approximately 54% of targeted compensation at risk for most of our officers at the vice president level and an average of approximately 12% of total pay at risk for our non-officer employees.

The charts below illustrate the elements of total direct compensation opportunities in 2011 for Mr. Farrell and the other NEOs as a group and the allocation of such compensation among base salary, targeted 2011 annual incentive plan award and targeted 2011 long-term incentive compensation.

Base Salary

Base salary compensates our officers, along with the rest of our workforce, for committing significant time to working on Dominion’s behalf. Annual salary reviews achieve two primary purposes: (i) an annual adjustment, as appropriate, to keep salaries in line and competitive with the peer group and to reflect changes in responsibility, including promotions; and (ii) a motivational tool to acknowledge and reward excellent individual performance, special skills, experience, the strategic impact of a position relative to other Dominion executives and other relevant considerations.

Our primary goal is to compensate our officers at a level that best achieves our objectives and reflects the considerations discussed above. We believe that an overall goal of targeting base salary at or slightly above the peer group median is a conservative but appropriate target for base pay. However, an individual’s compensation may be below or above our target range based on a number of factors such as performance, tenure, and other factors explained above in Factors in Setting Compensation. In addition to being ranked above the peer group median in 2011 in terms of revenues, assets and market capitalization, the scope of Dominion’s business operations is complex and unique in its industry. Successfully managing such a broad and complex business requires a skilled and experienced management team. We believe we would not be able to successfully recruit and retain such a team if the base pay for officers was generally below the peer group median. Although individual and company performance would have supported merit increases, most officers, including our NEOs, have received modest or no increases in their base salaries since 2009 due to the uncertain market conditions and economic climate. For 2009, the CGN Committee capped base salary increases for most officers at 2.5%, except for Mr. Farrell whose base salary was maintained at the same level as 2008. The CGN Committee froze base salaries for most officers for 2010, but did authorize a one-time 2% merit lump sum for all non-union employees in the fall of 2010. The 2% merit lump sum was paid to all NEOs, except for Mr. Sypolt who received a mid-year compensation increase to begin transitioning his compensation to be more in line with other business unit CEOs. For 2011, the CGN Committee approved a 2% base salary increase for most officers, including all NEOs. The 2011 increase was Mr. Farrell’s first increase in base salary since 2008.

Annual Incentive Plan

OVERVIEW

The AIP plays an important role in meeting Dominion’s overall objective of rewarding strong performance. The AIP is a cash-based program focused on short-term goal accomplishments and is designed to:

•	Tie interests of shareholders, customers and employees closely together;
•	Focus our workforce on company, operating group, team and individual goals that ultimately influence operational and financial results;
•	Reward corporate and operating unit earnings performance;
•	Reward safety and other operating and stewardship goal success;
•	Emphasize teamwork by focusing on common goals;
•	Appropriately balance risk and reward; and
•	Provide a competitive total compensation opportunity.

TARGET AWARDS

An NEO’s compensation opportunity under the AIP is based on a target award. Target awards are determined as a percentage of a participant’s base salary (for example, 85% of base salary). The target award is the amount of cash that will be paid if a participant achieves a score of 100% for the goals established at the beginning of the year and the plan is funded at the full funding target set for the year. Participants who retire during the plan year are eligible to receive a prorated payment of their AIP award after the end of the plan year based on final funding and goal achievement. Participants who voluntarily terminate employment during the plan year and who are not eligible to retire (before attainment of age 55) forfeit their AIP award.

AIP target award levels are established based on a number of factors, including historical practice, individual and company performance and internal pay equity considerations, and are compared against peer group data to ensure the appropriate competitiveness of an NEO’s total cash compensation opportunity. However, as discussed above, AIP target award levels are not targeted at a specific percentile or range of the peer group data, nor was survey data used in setting AIP target award levels for 2011. Annual incentive target award levels are also consistent with our intent to have a significant portion of NEO compensation at risk. The 2011 AIP targets for all NEOs were the same as the 2010 AIP targets and are shown below.

Name	2011 AIP Target Award*
Thomas F. Farrell II	125%
Mark F. McGettrick	100%
Paul D. Koonce	90%
David A. Christian	85%
Gary L. Sypolt	85%

* As a % of base salary

FUNDING OF THE 2011 AIP

Funding of the 2011 AIP was based solely on consolidated operating earnings per share, with potential funding ranging from 0% to 200% of the target funding. Consolidated operating earnings are our reported earnings determined in accordance with GAAP, adjusted for certain items. We believe that by placing a focus on pre-established consolidated operating earnings per share targets, we increase employee awareness of the company’s financial objectives and encourage behavior and performance that will help achieve these objectives.

The 2011 AIP had a full funding target of $3.05 consolidated operating earnings per share, which was at the lower end of our 2011 earnings guidance announced in January 2011 and our revised earnings guidance that was announced in October 2011. Funding is based on a formula where funding begins for all eligible employees, including all of the NEOs, when Dominion is able to report $3.05 consolidated operating earnings per share, exclusive of AIP funding expense. Additional earnings are then used to fund the AIP up to a 100% funding level. Once operating earnings support $3.05 consolidated operating earnings per share with all employees’s AIP funded at 100%, then any additional consolidated operating earnings above the full funding target of $3.05 operating earnings per share are shared equally between AIP participants and shareholders, up to the maximum AIP funding level of 200% at $3.16 operating earnings per share.

Full funding means that the AIP is 100% funded and participants can receive their full targeted AIP payout if they achieve a score of 100% for their particular goal package, as described below in How We Determine AIP Payouts. At the maximum plan funding level of 200%, participants can earn up to two times their targeted AIP payout, subject to achievement of their individual goal packages.

Dominion’s consolidated operating earnings for the year ended December 31, 2011 were $1.75 billion, or $3.05 per share, as compared to its consolidated reported earnings in accordance with GAAP of $1.41 billion or $2.45 per share with enough earnings above $3.05 operating earnings to support 75% funding.*

HOW WE DETERMINE AIP PAYOUTS

For most officers other than the NEOs, payout of their funded AIP awards for 2011 was subject to the accomplishment of business unit financial and operating and stewardship goals, including a safety goal. The percentage allocated to each category of goals represents the percentage of the funded award subject to the performance of that goal. Officer goals are weighted according to their responsibilities. The overall score cannot exceed 100%.

Business unit financial goals provide a line-of-sight performance target for officers within a business unit and, on a combined basis, support the consolidated operating earnings target for Dominion. Operating and stewardship goals provide line-of-sight performance targets that may not be financial and that can be customized for each individual or by segments of each business unit. Operating and stewardship goals promote our core values of safety, ethics, excellence and teamwork, which in turn contribute to our financial success.

The AIP is designed so that AIP payouts earned by the NEOs will qualify as tax deductible “performance-based” compensation under Section 162(m) of the Internal Revenue Code (the Code). To preserve the tax deduction for payouts made to the NEOs whose compensation is subject to Code Section 162(m), their payout, if any, is contingent solely on the achievement of the consolidated financial goal (weighted 100%). If the consolidated financial goal is met, the CGN Committee has the authority to exercise negative discretion to lower payouts if additional discretionary goals are adopted and these discretionary goals are not achieved.

*See Reconciliation of 2011 Consolidated Operating Earnings to Reported Earnings on page 29.

For the 2011 AIP, all of the NEOs adopted a discretionary safety goal. Messrs. Koonce, Christian and Sypolt also adopted discretionary business unit financial goals. These goals are described under 2011 AIP Payouts. The table below shows the goal weightings applied to the NEOs’ discretionary goals.

Name	Consolidated Financial Goal	Business Unit Financial Goals	Operating/ Stewardship Goals*
Thomas F. Farrell II	95%	0%	5%
Mark F. McGettrick	95%	0%	5%
David A. Christian	65%	30%	5%
Paul D. Koonce	65%	30%	5%
Gary L. Sypolt	65%	30%	5%

*For 2011, the operating and stewardship goal for each NEO was a safety goal.

2011 AIP PAYOUTS

The formula for calculating an award is:

The 2011 discretionary business unit financial goals and accomplishment levels for Mr. Koonce (Dominion Virginia Power), Mr. Christian (Dominion Generation) and Mr. Sypolt (Dominion Energy) were as follows:

Business Unit	Goal Threshold (Net Income)	Goal 100% Payout (Net Income)	Actual 2011 Net Income	Actual 2011 Net Income Excluding AIP Expense	2011 Approved Accomplishment
(Million/$)
Dominion Virginia Power	$409	$511	$501	$512	100%
Dominion Generation	802	1,003	1,003	1,034	100%
Dominion Energy	409	511	521	531	100%

For 2011, amounts for the AIP expense were not included in all business units’ budgets and are not reflected in the goal threshold and goal for 100% payout amounts shown above. The CGN Committee considered each business unit’s net income amount, including and excluding the expense for the AIP, and determined it was appropriate to approve 100% accomplishment of the business unit financial goals.

Both Messrs. Farrell and McGettrick met their target safety goal of four or less OSHA recordable incidents with an incident rate of 0.15 or less for the Dominion Services business unit. Mr. Christian met his target safety goal of an OSHA incident rate ranging from 0.23 to 2.0 for certain operating units and recordable incident of 1 or less for another operating unit in the Dominion Generation business unit. Mr. Sypolt met his target safety goal of an OSHA incident rate of 1.80 and lost time/restricted duty rate of 0.75 for the Dominion Energy business unit. For Mr. Koonce, Dominion Virginia Power’s OSHA incident rate and lost time/restricted duty rate exceeded the target rates of 1.24 and 0.75, respectively, which resulted in a 52% accomplishment of his safety goal.

Mr. Koonce’s payout score was calculated as follows:

Consolidated Financial Goal Accomplishment		Goal Weighting		Business Unit Financial Goal Accomplishment		Goal Weighting		Operating/ Stewardship Goal Accomplishment		Goal Weighting		Total Payout Score
100%	X	65%	+	100%	X	30%	+	52%	X	5%	=	97.6%

Amounts earned under the 2011 AIP for each NEO are shown below and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Name	Base Salary		Target Award*		Funding %		Total Payout Score %		2011 AIP Payout
Thomas F. Farrell II	$1,224,000	X	125%	X	75%	X	100%	=	$1,147,500
Mark F. McGettrick	663,918	X	100%	X	75%	X	100%	=	497,939
David A. Christian	564,876	X	85%	X	75%	X	100%	=	360,108
Paul D. Koonce	507,858	X	90%	X	75%	X	97.6%	=	334,577
Gary L. Sypolt	501,228	X	85%	X	75%	X	100%	=	319,533

* As a % of base salary.

Long-Term Incentive Program

OVERVIEW

Our long-term incentive program focuses on Dominion’s longer-term strategic goals and retention of our executives. Since 2006, 50% of our long-term incentives have been full value equity awards in the form of restricted stock with time-based vesting and the other 50% have been performance-based awards. We believe restricted stock serves as a strong retention tool and also creates a focus on Dominion’s stock price to further align the interests of officers with the interests of our shareholders and customers. For those officers who have made substantial progress toward their share ownership guidelines, 50% of their long-term award is in the form of a cash performance grant. Officers who have not achieved 50% of their targeted share ownership guideline receive goal-based stock performance grants instead of a cash performance grant. Dividend equivalents are not paid on any performance-based grants. Because officers are expected to retain ownership of shares upon vesting of restricted stock awards, as explained in Share Ownership Guidelines, the long-term cash performance grant balances the program and allows a portion of the long-term incentive award to be accessible to our NEOs during the course of their employment.

The CGN Committee approves long-term incentive awards in January each year with a grant date established in early February. This process ensures incentive-based awards are made at the beginning of the performance period and shortly after the public disclosure of Dominion’s earnings for the prior year. Like the AIP target award levels discussed above, long-term incentive target award levels are established based on a number of factors, including historical practice, individual and company performance, and internal pay equity considerations, and are compared against peer group data to ensure the appropriate competitiveness of an NEO’s total direct compensation opportunity. However, as discussed above, long-term incentive target award levels are not targeted at a specific percentile or range of the peer group data, nor was market survey data a factor in setting long-term incentive target award levels for 2011.

For 2011, the CGN Committee approved increases to Messrs. McGettrick, Christian and Sypolt’s target long-term incentive target awards as discussed below.

MCGETTRICK. Among the factors considered by the CGN Committee in determining the amount of Mr. McGettrick’s award were Mr. McGettrick’s performance as CFO, his increased responsibilities as a result of his promotion from CEO of the Dominion Generation business unit to CFO of Dominion in 2009 and his experience and long tenure with the company. The CGN Committee determined it was appropriate to approve an 11% increase in Mr. McGettrick’s target long-term incentive award, which resulted in a 7% increase in total direct compensation at target.

CHRISTIAN. For Mr. Christian, the CGN Committee considered, among other factors, Mr. Christian’s performance as CEO of the Dominion Generation business unit, increased responsibility as a result of his promotion from President and Chief Nuclear Officer of the Dominion Nuclear unit in 2009 to his current position and his experience and long tenure with the company. The CGN Committee also considered the size of the Dominion Generation business unit, which is the largest of our three business units, relative to Dominion’s other business units in determining his long-term incentive target award and the continued transition of Mr. Christian’s compensation to a business unit CEO level. The CGN Committee determined it was appropriate to approve a 32% increase in Mr. Christian’s target long-term incentive award, which resulted in a 16% increase in total direct compensation at target.

SYPOLT. Among the factors considered by the CGN Committee in determining the amount of Mr. Sypolt’s award were his performance as CEO of Dominion Energy, his increased responsibilities as a result of his promotion from president of a Dominion Energy subsidiary to his current position in 2009 and the continued transition of his compensation to a business unit CEO level. The CGN Committee determined it was appropriate to approve a 31% increase in Mr. Sypolt’s long-term incentive award, which resulted in a 14% increase in total direct compensation at target.

Information regarding the fair value of the 2011 restricted stock grants and target cash performance grants for the NEOs is provided in the Grants of Plan-Based Awards table.

2011 RESTRICTED STOCK GRANTS

All officers received a restricted stock grant on February 1, 2011 based on a stated dollar value. The number of shares awarded was determined by dividing the stated dollar value by the closing price of Dominion’s common stock on January 31, 2011. The grants have a three-year vesting term, with cliff vesting at the end of the restricted period on February 1, 2014. Dividends are paid to officers during the restricted period. The grant date fair value and vesting terms of the 2011 restricted stock grant awards made to the NEOs are disclosed in the Grants of Plan-Based Awards table and related footnotes.

2011 PERFORMANCE GRANTS

Most officers, including the NEOs, received cash performance grants on February 1, 2011. The performance period commenced on January 1, 2011 and will end on December 31, 2012. The 2011 grants are denominated as a target award, with potential payouts ranging from 0-200% of the target based on Dominion’s TSR relative to the peer group of companies selected by the CGN Committee and ROIC, weighted equally. The CGN Committee regularly reviews the design of the long-term incentive program. As part of its annual review of the compensation peer group, the CGN Committee also considers the relevance of the compensation peer group for measuring relative TSR under performance-based awards.

The TSR metric was selected to focus our officers on long-term shareholder value when developing and implementing their strategic plans and in turn, reward management based on the achievement of TSR levels as measured relative to our peer companies. The ROIC metric was selected to reward officers for the achievement of expected levels of return on the company’s investments. We believe an ROIC measure encourages management to choose the right investments, and with those investments, to achieve the highest returns possible through prudent decisions, management and control of costs. The target award and vesting terms of 2011 performance grants made to the NEOs are disclosed in the Grants of Plan-Based Awards table and related footnotes.

PAYOUT UNDER 2010 PERFORMANCE GRANTS

In February 2012, final payouts were made to officers who received 2010 performance grants, including the NEOs. The 2010 performance grants were based on two goals: TSR for the two-year period ended December 31, 2011 relative to Dominion’s peer group of companies (weighted 50%) and ROIC for the same two-year period (weighted 50%).

•

Relative TSR (50% weighting). TSR is the difference between the value of a share of common stock at the beginning and end of the two-year performance period, plus dividends paid as if reinvested in stock. For this metric, Dominion’s TSR is compared to TSR levels at its peer companies for the same two-year period. The peer group for the TSR metric for the 2010 performance grant is the same group of companies described above in The

Peer Group and Peer Group Comparisons, excluding CMS Energy Corporation and Xcel Energy Inc. The relative TSR targets and corresponding payout scores are as follows:

Relative TSR Performance	Percentage Payout of TSR Percentage*
Top Quartile – 75% to 100%	150% – 200%
2nd Quartile – 50% to 74.9%	100% –149.9%
3rd Quartile – 25% to 49.9%	50% – 99.9%
4th Quartile – below 25%	0%

*TSR weighting is interpolated between the top and bottom of the percentages within a quartile. A minimum payment of 25% of the TSR percentage will be made if the TSR performance is at least 10% on a compounded annual basis for the performance period, regardless of relative performance.

Actual relative TSR performance for the 2010-2011 period was in the top quartile. Dominion’s TSR for the two-year period ended December 31, 2011 was 48.6%, which ranked fourth relative to the peer group and placed Dominion ahead of 11 of the 14 peer companies.

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ROIC (50% weighting). ROIC reflects the company’s total return divided by average invested capital for the performance period. The ROIC goal at target is consistent with the strategic plan/annual business plan as approved by the Board. For this purpose, total return is the company’s consolidated operating earnings plus its after-tax interest and related charges, plus preferred dividends. We designed our 2010 ROIC goals to provide 100% payout if we achieved an average ROIC of 8.00% over the two-year performance period. The ROIC performance targets and corresponding payout scores are as follows:

ROIC Performance	Percentage Payout of ROIC Percentage*
8.20% and above	200%
8.10% – 8.19%	150% –199.9%
8.00% – 8.09%	100% –149.9%
7.90% – 7.99%	50% – 99.9%
Below 7.90%	0%

*ROIC percentage payout is interpolated between the top and bottom of the percentages for any range.

Actual ROIC performance for the 2010-2011 period was 8.18%.

Based on the achievement of the performance criteria, the CGN Committee approved a 175.7% payout for the 2010 performance grants. The following table summarizes the achievement of the 2010 performance criteria:

Measure	Goal Weight%		Goal Achievement%		Payout%
Relative TSR	50%	X	157.0%	=	78.5%
ROIC	50%	X	194.4%	=	97.2%

Combined Overall Performance Score					175.7%

The resulting payout amounts for the NEOs for the 2010 performance grants are shown below and are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Name	2010 Performance Grant Award		Overall Performance Score		Calculated Performance Grant Payout
Thomas F. Farrell II	$3,500,000	X	175.7%	=	$6,149,500
Mark F. McGettrick	900,000	X	175.7%	=	1,581,300
David A. Christian	425,000	X	175.7%	=	746,725
Paul D. Koonce	562,500	X	175.7%	=	988,313
Gary L. Sypolt	325,000	X	175.7%	=	571,025

Employee and Executive Benefits

Benefit plans and limited perquisites compose the fourth element of our compensation program. These benefits serve as a retention tool and reward long-term employment.

RETIREMENT PLANS

We sponsor two types of tax-qualified retirement plans for eligible non-union employees, including our NEOs: a defined benefit pension plan (the Pension Plan) and a defined contribution 401(k) savings plan (the 401(k) Plan). The NEOs, as employees hired before 2008, are eligible for a pension benefit upon attainment of retirement age based on a formula that takes into account final compensation and years of service. They also receive a cash retirement benefit under which the company contributes 2% of each participant’s compensation to a special retirement account, which may be paid in a lump sum or added to the annuity benefit upon retirement. The company began funding the special retirement account for eligible employees in January 2001. The formula for the Pension Plan is explained in the narrative following the Pension Benefits table. The change in Pension Plan value for 2011 for the NEOs is included in the Summary Compensation Table.

Officers whose matching contributions under our 401(k) Plan are limited by the Code receive a cash payment to make them whole for the company match lost as a result of these limits. These cash payments are currently taxable. The company matching contributions to the 401(k) Plan and the cash payments of company matching contributions above the Code limits for the NEOs are included in the All Other Compensation column of the Summary Compensation Table and detailed in the footnote for that column.

We also maintain two nonqualified retirement plans for our executives, the Retirement Benefit Restoration Plan (BRP) and the Executive Supplemental Retirement Plan (ESRP). Unlike the Pension Plan and 401(k) Plan, these plans are unfunded, unsecured obligations of the company. These plans keep us competitive in attracting and retaining officers. Due to the Code limits on Pension Plan benefits and because a more substantial portion of total compensation for our officers is paid as incentive compensation than for other employees, the Pension Plan and 401(k) Plan alone will produce a lower percentage of replacement income in retirement for officers than these plans will for other employees. The BRP restores benefits that will not be paid under the Pension Plan due to Code limits. The ESRP provides a benefit that covers a portion (25%) of final base salary and target annual incentive compensation to partially make up for this gap in retirement income. The BRP and ESRP do not include long-term incentive compensation in benefit calculations and, therefore, a significant portion of the potential compensation for our officers is excluded from calculation in any retirement plan benefit. As consideration for the benefits earned under the BRP and ESRP, all officers agree to comply with confidentiality and one-year non-competition requirements set forth in the plan documents following their retirement or other termination of employment. The present value of accumulated benefits under these retirement plans is disclosed in the Pension Benefits table and the terms of the plans are fully explained in the narrative following that table.

In individual situations and primarily for mid-career changes or retention purposes, the CGN Committee has granted certain officers additional years of credited age and service for purposes of calculating benefits under the BRP. Age and service credits granted to the NEOs are described in Dominion Retirement Benefit Restoration Plan under Pension Benefits. Additional age and service may also be earned under the terms of an officer’s Employee Continuity Agreement in the event of a change in control, as described in Change in Control under Potential Payments Upon Termination or Change in Control. No additional years of credit were granted to the NEOs during 2011.

OTHER BENEFIT PROGRAMS

Dominion’s officers participate in all of the benefit programs available to other Dominion employees. The core benefit programs generally include medical, dental and vision benefit plans, a health savings account, health and dependent care flexible spending accounts, group-term life insurance, travel accident coverage, long-term disability coverage and a paid time off program.

We also maintain an executive life insurance program for officers to replace a former company-wide retiree life insurance program that was discontinued in 2003. The plan is fully insured by individual policies that provide death benefits at a fixed amount depending on an officer’s salary tier. This life insurance coverage is in addition to the group-term insurance that is provided to all employees. The officer is the owner of the policy and the company makes premium payments until the later of 10 years from enrollment date or the date the officer attains age 64. Officers are taxed on the premiums paid by the company. The premiums for these policies are included in the All Other Compensation column of the Summary Compensation Table.

PERQUISITES

We provide a limited number of perquisites for our officers to enable them to perform their duties and responsibilities as efficiently as possible and to minimize distractions. The CGN Committee annually reviews the perquisites to ensure they are an effective and efficient use of corporate resources. We believe the benefits we receive from offering these perquisites outweigh the costs of providing them. In addition to incidental perquisites associated with maintaining an office, we offer the following perquisites to all officers:

•

An allowance of up to $9,500 a year to be used for health club memberships and wellness programs, comprehensive executive physical exams and financial and estate planning. Dominion wants officers to be proactive with preventive healthcare and also wants executives to use professional, independent financial and estate planning consultants to ensure proper tax reporting of company-provided compensation and to help officers optimize their use of Dominion’s retirement and other employee benefit programs.

•

A vehicle leased by Dominion, up to an established lease-payment limit (if the lease payment exceeds the allowance, the officer pays for the excess amount on the vehicle). The costs of insurance, fuel and maintenance for company-leased vehicles are paid by the company.

•

In limited circumstances, use of company aircraft for personal travel by executive officers. For security and other reasons, the Board has directed Mr. Farrell to use the aircraft for all travel, including personal travel, whenever it is feasible to do so. His family and guests may accompany Mr. Farrell on any personal trips. The use of company aircraft for personal travel by other executive officers is limited and usually related to (i) travel with the CEO or (ii) personal travel to accommodate business demands on an executive’s schedule. With the exception of Mr. Farrell, personal use of aircraft is not available when there is a company need for the aircraft. Use of company aircraft saves substantial time and allows us to have better access to our executives for business purposes. During 2011, 97% of the use of Dominion’s aircraft was for business purposes. Other than Mr. Farrell, none of the NEOs or other executive officers used company aircraft for personal travel in 2011.

Other than costs associated with comprehensive executive physical exams (which are exempt from taxation under the Internal Revenue Code), these perquisites are fully taxable to officers. There is no tax gross-up for imputed income on any perquisites.

EMPLOYMENT CONTINUITY AGREEMENTS

Dominion has entered into Employment Continuity Agreements with all officers to ensure continuity in the event of a change in control of the company. While Dominion has determined these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the company in the event of an anticipated or actual change in control of Dominion. In a time of transition, it is critical to protect shareholder value by retaining and continuing to motivate the company’s core management team. In a change in control situation, workloads typically increase dramatically, outside competitors are more likely to attempt to recruit top performers away from the company, and officers and other key employees may consider other opportunities when faced with uncertainties at their own company. Therefore, the Employment Continuity Agreements provide security and protection to officers in such circumstances for the long-term benefit of the company and its shareholders.

In determining the appropriate multiples of compensation and benefits payable upon a change in control, the company evaluated peer group and general practices and considered the levels of protection necessary to retain officers in such situations. The Employment Continuity Agreements are double-trigger agreements that require both a change in control and a qualifying termination of employment to trigger a benefit. The specific terms of the Employment Continuity Agreements are discussed in Potential Payments Upon Termination or Change in Control.

OTHER AGREEMENTS

Dominion does not have comprehensive employment agreements or severance agreements for its NEOs. Although the CGN Committee believes the compensation and benefit programs described in this CD&A are appropriate, Dominion, as one of the nation’s largest producers and transporters of energy, is part of a constantly changing and increasingly competitive environment. In recognition of their valuable knowledge and experience and to secure and retain their services, we have entered into letter agreements with certain of our NEOs to provide certain benefit enhancements or other protections, as described in Dominion Retirement Benefit Restoration Plan, Dominion Executive Supplemental Retirement Plan and Potential Payments Upon Termination or Change in Control.

OTHER RELEVANT COMPENSATION PRACTICES

Share Ownership Guidelines

We require officers to own and retain significant amounts of Dominion stock during their careers to align their interests with those of our shareholders by promoting a long-term focus through long-term share ownership. The guidelines ensure that management maintains a personal stake in the company through significant equity investment in the company. Targeted ownership levels are the lesser of the following value or number of shares:

Position	Value/# of Shares
Chairman, President & Chief Executive Officer	8 x salary/145,000
Executive Vice President – Dominion	5 x salary/35,000
Senior Vice President – Dominion & Subsidiaries/President – Dominion Subsidiaries	4 x salary/20,000
Vice President – Dominion & Subsidiaries	3 x salary/10,000

The levels of ownership reflect the increasing level of responsibility for that officer’s position. Shares owned by an officer and his or her immediate family members as well as shares held under company benefit plans contribute to the ownership targets. Restricted stock, goal-based stock and shares underlying stock options do not contribute to the ownership targets until the shares vest or the options are exercised. We prohibit certain types of transactions related to Dominion stock, including owning derivative securities, hedging transactions, using margin accounts and pledging shares as collateral.

With limited exceptions, officers are expected to retain ownership of their Dominion stock, including restricted stock and goal-based shares that have vested, as long as they remain employed by the company. We refer to shares held by an officer that are more than 15% above his or her ownership target as qualifying excess shares. Officers may sell up to 50% of their qualifying excess shares at any time, subject to insider trading rules and other policy provisions, and may sell all qualifying excess shares during the one-year period preceding retirement. Qualifying excess shares may also be gifted to a charitable organization or put into a trust outside of the officer’s control for estate planning purposes at any time.

At least annually, the CGN Committee reviews the share ownership guidelines and monitors compliance by executive officers, both individually and by the officer group as a whole. The NEOs’ ownership is shown in the Director and Officer Share Ownership table; each NEO exceeds his ownership target.

Recovery of Incentive Compensation

Consistent with standards established by the Sarbanes-Oxley Act of 2002, Dominion’s Corporate Governance Guidelines authorize the Board to seek recovery of performance-based compensation paid to officers who are found to be personally responsible for fraud or intentional misconduct that causes a restatement of financial results filed with the SEC. Beginning in 2009, the CGN Committee approved a broader clawback provision for inclusion in our AIP and long-term incentive performance grant documents. This clawback provision authorizes the CGN Committee, in its discretion and based on facts and circumstances, to recoup AIP and performance grant payouts from any employee whose fraudulent or intentional misconduct (i) directly causes or partially causes the need for a restatement of a financial statement or (ii) relates to or materially affects the company’s operations or the employee’s duties at the company. The company reserves the right to recover a payout by seeking repayment from the employee, by reducing the amount that would otherwise be payable to the employee under another company benefit plan or compensation program to the extent permitted by applicable law, by withholding future incentive compensation, or any combination of these actions. The clawback provision is in addition to, and not in lieu of, other actions the company may take to remedy or discipline misconduct, including termination of employment or a legal action for breach of fiduciary duty, and any actions imposed by law enforcement agencies.

Tax Deductibility of Compensation

Section 162(m) of the Code generally disallows a deduction by publicly held corporations for compensation in excess of $1 million paid to the CEO and next three most highly compensated officers other than the CFO. If certain requirements are met, performance-based compensation qualifies for an exemption from the Code Section 162(m) deduction limit. We intend to provide competitive executive compensation while maximizing Dominion’s tax deduction. While the CGN Committee considers Code Section 162(m) tax implications when designing annual and long-term compensation programs and approving payouts under such programs, it reserves the right to approve, and in some cases has approved, non-deductible compensation when corporate objectives justify the cost of being unable to deduct such compensation. Dominion’s tax department has advised the CGN Committee that the cost of any such lost tax deductions is not material to the company.

Accounting for Stock-Based Compensation

We measure and recognize compensation expense in accordance with the Financial Accounting Standards Board (FASB) guidance for share-based payments, which requires that compensation expense relating to share-based payment transactions be recognized in the financial statements based on the fair value of the equity or liability instruments issued. The CGN Committee considers the accounting treatment of equity and performance-based compensation when approving awards.

Executive Compensation

SUMMARY COMPENSATION TABLE – AN OVERVIEW

The Summary Compensation Table provides information in accordance with SEC requirements regarding compensation earned by our NEOs, stock awards made to our NEOs, as well as amounts accrued or accumulated during years reported with respect to retirement plans and other items. The NEOs include our CEO, our CFO, and our three most highly compensated executive officers other than our CEO and CFO.

The following highlights some of the disclosures contained in this table for our NEOs. Detailed explanations regarding certain types of compensation paid to an NEO are included in the footnotes to the table.

Salary. The amounts in this column are the base salaries earned by the NEOs for the years indicated. All NEOs received a 2% base salary increase effective March 1, 2011. For 2010, this amount also includes a 2% merit lump sum payment to all NEOs except for Mr. Sypolt who received a base salary increase due to promotion to CEO of the Dominion Energy business unit.

Stock Awards. The amounts in this column reflect the full grant date fair value of the stock awards for accounting purposes for the respective year. Stock awards are reported in the year in which the awards are granted regardless of when or if the awards vest or are exercised.

Non-Equity Incentive Plan Compensation. This column includes amounts earned under two performance-based programs: the AIP and cash-based performance grant awards under our long-term incentive programs. These performance programs are based on performance criteria established by the CGN Committee at the beginning of the performance period, with actual performance scored against the pre-set criteria by the CGN Committee at the end of the performance period.

Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column shows any year-over-year increases in the annual accrual of pension and supplemental retirement benefits for our NEOs. These are accruals for future benefits that may be earned under the terms of our retirement plans, and are not actual payments made during the year to our NEOs. The amounts disclosed reflect the annual change in the actuarial present value of benefits under defined benefit plans sponsored by the company, which include the company’s tax-qualified pension plan and the nonqualified plans described in the narrative following the Pension Benefits table. The annual change equals the difference in the accumulated amount for the current fiscal year and the accumulated amount for the prior fiscal year, generally using the same actuarial assumptions used for the company’s audited financial statements for the applicable fiscal year. Accrued benefit calculations are based on assumptions that the NEOs would retire at the earliest age at which they are projected to become eligible for full, unreduced pension benefits (including the effect of future service for eligibility purposes), instead of their unreduced retirement age based on current years of service. The application of these assumptions results in a greater increase in the accumulated amount of pension benefits for certain NEOs than would result without the application of these assumptions. This method of calculation does not increase actual benefits payable at retirement but only how much of that benefit is allocated to the increase during the years presented in the Summary Compensation Table. Please refer to the footnotes to the Pension Benefits table and the narrative following that table for additional information related to actuarial assumptions used to calculate pension benefits.

All Other Compensation. The amounts in this column disclose compensation that is not classified as compensation reportable in another column, including perquisites and benefits with an aggregate value of at least $10,000, the value of company-paid life insurance premiums, company matching contributions to an NEO’s 401(k) Plan account, and company matching contributions paid directly to the NEO that would be credited to the 401(k) Plan if Internal Revenue Code contribution limits did not apply. For 2010 and 2011, dividends paid on outstanding restricted stock are not included in All Other Compensation in accordance with SEC rules as the value of the dividends is factored into the grant date fair value of the restricted stock.

Total. The number in this column provides a single figure that represents the total compensation either earned by each NEO for the years indicated or accrued benefits payable in later years and required to be disclosed by SEC rules in this table. It does not reflect actual compensation paid to the NEO during the year, but is the sum of the dollar values of each type of compensation quantified in the other columns in accordance with SEC rules.

SUMMARY COMPENSATION TABLE

The following table presents information concerning compensation paid or earned by our NEOs for the years ended December 31, 2011, 2010 and 2009 as well as the grant date fair value of stock awards and changes in pension value.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Thomas F. Farrell II Chairman, President and Chief Executive Officer	2011	$1,220,000	$3,500,006	$7,297,000	$1,815,468	$160,854	$13,993,328
	2010	1,224,000	7,731,000	5,838,000	1,970,849	160,536	16,924,385
	2009	1,200,000	3,000,010	5,532,000	1,591,777	649,754	11,973,541
Mark F. McGettrick Executive Vice President and Chief Financial Officer	2011	661,748	1,000,027	2,079,239	1,654,680	70,026	5,465,720
	2010	663,918	900,014	1,829,206	3,458,328	72,350	6,923,816
	2009	648,250	750,002	1,665,292	1,872,269	181,413	5,117,226
David A. Christian Executive Vice President (CEO–Dominion Generation)	2011	563,030	562,537	1,106,833	1,242,801	95,989	3,571,190
	2010	564,876	425,021	1,045,478	1,248,164	92,478	3,376,017
	2009	551,550	325,028	924,726	1,252,716	144,334	3,198,354
Paul D. Koonce Executive Vice President (CEO–Dominion Virginia Power)	2011	506,198	562,537	1,322,890	830,222	58,906	3,280,753
	2010	507,858	562,537	1,174,667	755,323	47,907	3,048,292
	2009	495,883	450,023	1,088,608	383,988	119,481	2,537,983
Gary L. Sypolt Executive Vice President (CEO–Dominion Energy)	2011	499,590	425,037	890,558	1,042,104	61,514	2,918,803
	2010	437,020	625,035	813,225	1,513,956	59,156	3,448,392

(1) All NEOs received a 2% base salary increase effective on March 1, 2011. For 2010, this amount also includes a 2% merit lump sum payment to all NEOs except for Mr. Sypolt who received a base salary increase due to promotion to CEO of the Dominion Energy business unit.

(2) The amounts in this column reflect the full grant date fair value of stock awards for the respective year grant in accordance with FASB ASC Topic 718—guidance for share-based payments. Dominion did not grant any stock options in 2011. See also Note 20 to the Consolidated Financial Statements in Dominion’s 2011 Annual Report on Form 10-K for more information on the valuation of stock-based awards, the Grants of Plan-Based Awards table for stock awards granted in 2011, and the Outstanding Equity Awards at Fiscal Year-End table for a listing of all outstanding equity awards as of December 31, 2011.

(3) The 2011 amounts in this column include the payout under Dominion’s 2011 AIP and 2010 Performance Grant Awards. All of the named executive officers received 75% funding of their 2011 AIP target awards and 100% payout for accomplishment of their goals except Mr. Koonce who achieved 97.6% payout. The 2011 AIP payout amounts were as follows: Mr. Farrell: $1,147,500; Mr. McGettrick: $497,939; Mr. Christian: $360,108; Mr. Koonce: $334,577; and Mr. Sypolt: $319,533. See CD&A for additional information on the 2011 AIP and the Grants of Plan-Based Awards table for the range of each NEO’s potential award under the 2011 AIP. The 2010 Performance Grant Award was issued on February 1, 2010 and the payout amount was determined based on achievement of performance goals for the performance period ended December 31, 2011. Payouts can range from 0% to 200%. The actual payout was 175.7% of the target amount. The payout amounts were as follows: Mr. Farrell: $6,149,500; Mr. McGettrick: $1,581,300; Mr. Christian: $746,725; Mr. Koonce: $988,313; and Mr. Sypolt: $571,025. The 2010 amounts reflect both the 2010 AIP and the 2009 Performance Grant payouts, and the 2009 amounts reflect both the 2009 AIP and 2008 Performance Grant payouts.

(4) All amounts in this column are for the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our qualified Pension Plan and nonqualified executive retirement plans. There are no above-market earnings on nonqualified deferred compensation plans. These accruals are not directly in relation to final payout potential, and can vary significantly year over year based on (i) promotions and corresponding changes in salary; (ii) other one-time adjustments to salary or incentive target for market or other reasons; (iii) actual age versus predicted age at retirement; and (iv) other relevant factors.

(5) All Other Compensation amounts for 2011 are as follows:

Name	Executive Perquisites(a)	Life Insurance Premiums	Employee 401(k) Plan Match(b)	Company Match Above IRS Limits(c)	Total All Other Compensation
Thomas F. Farrell II	$85,054	$29,448	$7,350	$39,002	$160,854
Mark F. McGettrick	29,614	13,941	9,800	16,671	70,026
David A. Christian	33,370	40,097	9,800	12,722	95,989
Paul D. Koonce	30,912	12,808	7,350	7,836	58,906
Gary L. Sypolt	23,350	18,180	9,800	10,184	61,514

(a) Unless noted, the amounts in this column for all NEOs are comprised of the following: personal use of company vehicle and financial planning and health and wellness allowance. For Mr. Farrell, the amounts in this column also include personal use of the corporate aircraft. The value of Mr. Farrell’s personal use of the aircraft during 2011 was $59,640. For personal flights, all direct operating costs are included in calculating aggregate incremental cost. Direct operating costs include the following: fuel, airport fees, catering, ground transportation and crew expenses (any food, lodging and other costs). The fixed costs of owning the aircraft and employing the crew are not taken into consideration, as more than 97% of the use of the corporate aircraft is for business purposes. The CGN Committee has directed Mr. Farrell to use corporate aircraft for all personal travel whenever it is feasible to do so.

(b) Employees initially hired before 2008 who contribute to the 401(k) Plan receive a matching contribution of 50 cents for each dollar contributed up to 6% of compensation (subject to Internal Revenue Service (IRS) limits) for employees who have less than 20 years of service, and 67 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have 20 or more years of service.

(c) Represents each payment of lost 401(k) Plan matching contribution due to IRS limits.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about stock awards and non-equity incentive awards granted to our NEOs during the year ended December 31, 2011.

	Grant Date(1)	Grant Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Options Award(1)(4)
Name			Threshold	Target	Maximum
Thomas F. Farrell II
2011 Annual Incentive Plan(2)			$0	$1,530,000	$3,060,000
2011 Cash Performance Grant(3)				3,500,000	7,000,000
2011 Restricted Stock Grant(4)	2/1/2011	1/20/2011				80,386	$3,500,006
Mark F. McGettrick
2011 Annual Incentive Plan(2)				663,918	1,327,836
2011 Cash Performance Grant(3)				1,000,000	2,000,000
2011 Restricted Stock Grant(4)	2/1/2011	1/20/2011				22,968	1,000,027
David A. Christian
2011 Annual Incentive Plan(2)				480,145	960,290
2011 Cash Performance Grant(3)				562,500	1,125,000
2011 Restricted Stock Grant(4)	2/1/2011	1/20/2011				12,920	562,537
Paul D. Koonce
2011 Annual Incentive Plan(2)				457,072	914,144
2011 Cash Performance Grant(3)				562,500	1,125,000
2011 Restricted Stock Grant(4)	2/1/2011	1/20/2011				12,920	562,537
Gary L. Sypolt
2011 Annual Incentive Plan(2)				426,044	852,088
2011 Cash Performance Grant(3)				425,000	850,000
2011 Restricted Stock Grant(4)	2/1/2011	1/20/2011				9,762	425,037

(1) On January 20, 2011, the CGN Committee approved the 2011 long-term incentive compensation awards for our officers, which consisted of a restricted stock grant and a cash performance grant. The 2011 restricted stock award was granted on February 1, 2011. Under the 2005 Incentive Compensation Plan, fair market value is defined as the closing price of Dominion common stock as of the last day on which the stock is traded preceding the date of grant. The grant date fair market value for the February 1, 2011 restricted stock grant was $43.54 per share, which was Dominion’s closing stock price on January 31, 2011.

(2) Amounts represent the range of potential payouts under the 2011 AIP. Actual amounts paid under the 2011 AIP are found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Under our AIP, officers are eligible for an annual performance-based award. The CGN Committee establishes target awards for each NEO based on his salary level and expressed as a percentage of the individual NEO’s base salary. The target award is the amount of cash that will be paid if the plan is fully funded and payout goals are achieved. For the 2011 AIP, funding was based on the achievement of consolidated operating earnings goals with the maximum funding capped at 200%, as explained under the Annual Incentive Plan section of the CD&A.

(3) Amounts represent the range of potential payouts under the 2011 performance grant of our long-term incentive program. Payouts can range from 0% to 200% of the target award. Awards will be paid by March 15, 2013 depending on the achievement of performance goals for the two-year period ending December 31, 2012. The amount earned will depend on the level of achievement of two performance metrics: TSR-50% and ROIC-50%. TSR measures Dominion’s share performance for the two-year period ended December 31, 2012 relative to the TSR of a group of industry peers selected by the CGN Committee. ROIC goal achievement will be scored against 2011 and 2012 budget goals.

The performance grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The grants have pro-rated vesting for retirement, termination without cause, death or disability. In the case of retirement, pro-rated vesting will not occur if the CEO (or, for the CEO, the CGN Committee) determines the officer’s retirement is detrimental to the company. Payout for an officer who retires or whose employment is terminated without cause, is made following the end of the performance period so that the officer is rewarded only to the extent the performance goals are achieved. In the case of death or disability, payout is made as soon as possible to facilitate the administration of the officer’s estate or financial planning. The payout amount will be the greater of the officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion’s financial statements.

In the event of a change in control, the performance grant is vested in its entirety and payout of the performance grant will occur as soon as administratively feasible following the change in control date at an amount that is the greater of an officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion’s financial statements.

(4) The 2011 restricted stock grant fully vests at the end of three years. The restricted stock grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The restricted stock grant provides for pro-rated vesting if an officer retires, dies, becomes disabled, is terminated without cause, or if there is a change in control. In the case of retirement, pro-rated vesting will not occur if the CEO (or for the CEO, the CGN Committee) determines the officer’s retirement is detrimental to the company. In the event of a change in control, pro-rated vesting is provided as of the change in control date, and full vesting if an officer’s employment is terminated, or constructively terminated by the successor entity following the change in control date but before the scheduled vesting date. Dividends on the restricted shares are paid during the restricted period at the same rate declared by Dominion for all shareholders.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes equity awards made to NEOs that were outstanding as of December 31, 2011. There were no unexercised or unexercisable option awards outstanding for any of our NEOs as of December 31, 2011.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)
Thomas F. Farrell II	85,276(2)	$4,526,450
	93,433(3)	4,959,424
	80,386(4)	4,266,889
	104,188(5)	5,530,299
Mark F. McGettrick	21,319(2)	1,131,613
	24,026(3)	1,275,300
	22,968(4)	1,219,141
David A. Christian	9,239(2)	490,406
	11,346(3)	602,246
	12,920(4)	685,794
Paul D. Koonce	12,792(2)	678,999
	15,017(3)	797,102
	12,920(4)	685,794
Gary L. Sypolt	5,686(2)	301,813
	8,676(3)	460,522
	9,762(4)	518,167
	6,872(6)	364,766

(1) The market value is based on closing stock price of $53.08 on December 30, 2011, which was the last day of our fiscal year on which Dominion common stock was traded.

(2) Shares scheduled to vest on February 1, 2012.

(3) Shares scheduled to vest on February 1, 2013.

(4) Shares scheduled to vest on February 1, 2014.

(5) Shares scheduled to vest on December 17, 2015. Amount includes dividends reinvested into additional shares that are restricted and subject to the same terms and conditions of the underlying restricted stock grant.

(6) Shares scheduled to vest on October 1, 2013.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about the value realized by NEOs during the year ended December 31, 2011 on vested restricted stock awards. There were no option exercises by NEOs in 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Thomas F. Farrell II	73,458	$3,283,573
Mark F. McGettrick	18,365	820,916
David A. Christian	7,958	355,723
Paul D. Koonce	11,019	492,549
Gary L. Sypolt	4,898	218,941

PENSION BENEFITS

The following table shows the actuarial present value of accumulated benefits payable to our NEOs, together with the number of years of benefit service credited to each NEO, under the plans listed in the table. Values are computed as of December 31, 2011, using the same interest rate and mortality assumptions used in determining the aggregate pension obligations disclosed in the company’s financial statements. The years of credited service and the present value of accumulated benefits were determined by our plan actuaries, using the appropriate accrued service, pay and other assumptions similar to those used for accounting and disclosure purposes. Please refer to Actuarial Assumptions Used to Calculate Pension Benefits for detailed information regarding these assumptions.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)
Thomas F. Farrell II	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	16.00 27.00 27.00	$ 787,057 8,385,980 12,066,100
Mark F. McGettrick	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	27.50 30.00 30.00	1,136,959 5,586,218 5,660,287
David A. Christian	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	27.50 27.50 27.50	1,418,743 2,819,745 3,685,014
Paul D. Koonce	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	13.00 13.00 13.00	495,853 674,248 3,062,475
Gary L. Sypolt	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	30.00 30.00 30.00	1,814,217 1,510,346 1,886,200

(1) Years of credited service shown in this column for the Pension Plan are actual years accrued by an NEO from his date of participation to December 31, 2011. Service for the Benefit Restoration Plan and the Supplemental Retirement Plan is the NEO’s actual credited service as of December 31, 2011 plus any potential total credited service to the plan maximum, including any extra years of credited service granted to Messrs. Farrell and McGettrick by the CGN Committee for the purpose of calculating benefits under these plans. Please refer to the narrative below and under Dominion Retirement Benefit Restoration Plan and Potential Payments Upon Termination or Change In Control for information about the requirements for receiving extra years of credited service and the amount credited, if any, for each NEO.

(2) The amounts in this column are based on actuarial assumptions that all of the NEOs would retire at the earliest age they become eligible for unreduced benefits, which is (i) age 60 for Messrs. Farrell, Koonce, Christian and Sypolt, and (ii) age 55 for Mr. McGettrick (when he would be treated as age 60 based on his five additional years of credited age). In addition, for purposes of calculating the Benefit Restoration Plan benefits for Messrs. Farrell and McGettrick, the amounts reflect additional credited years of service granted to them pursuant to their agreements with the company (see Dominion Retirement Benefit Restoration Plan). If the amounts in this column did not include the additional years of credited service, the present value of the Benefit Restoration Plan benefit would be $4,033,286 lower for Mr. Farrell and $2,894,318 lower for Mr. McGettrick. Pension Plan and Supplemental Retirement Plan benefits amounts are not augmented by the additional service credit assumptions.

Dominion Pension Plan

The Dominion Pension Plan is a tax-qualified defined benefit pension plan. All of the NEOs participate in the Pension Plan. The Pension Plan provides unreduced retirement benefits at termination of employment at or after age 65 or, with three years of service, at age 60. A participant who has attained age 55 with three years of service may elect early retirement benefits at a reduced amount. If a participant retires between ages 55 and 60, the benefit is reduced 0.25% per month for each month after age 58 and before age 60, and reduced 0.50% per month for each month between ages 55 and 58. All of the NEOs have more than three years of service.

The Pension Plan basic benefit is calculated using a formula based on (1) age at retirement; (2) final average earnings; (3) estimated Social Security benefits; and (4) credited service. Final average earnings are the average of the participant’s 60 highest consecutive months of base pay during the last 120 months worked. Final average earnings do not include compensation payable under the AIP, the value of equity awards, gains from the exercise of stock options, long-term cash incentive awards, perquisites or any other form of compensation other than base pay.

Credited service is measured in months, up to a maximum of 30 years of credited service. The estimated Social Security benefit taken into account is the assumed Social Security benefit payable starting at age 65 or actual retirement date, if later, assuming that the participant has no further employment after leaving Dominion. These factors are then applied in a formula.

The formula has different percentages for credited service through December 31, 2000 and on and after January 1, 2001. The benefit is the sum of the amounts from the following two formulas.

For credited service through December 31, 2000:			For credited service on or after January 1, 2001:
2.03% times Final Average Earnings times Credited Service before 2001	Minus	2.00% times estimated Social Security benefit times Credited Service before 2001	1.80% times Final Average Earnings times Credited Service after 2000	Minus	1.50% times estimated Social Security benefit times Credited Service after 2000

Credited service is limited to a total of 30 years for all parts of the formula and credited service after 2000 is limited to 30 years minus credited service before 2001.

Benefit payment options are (1) a single life annuity or (2) a choice of a 50%, 75% or 100% joint and survivor annuity. A Social Security leveling option is available with any of the benefit forms. The normal form of benefit is a single life annuity for unmarried participants and a 50% joint and survivor annuity for married participants. All of the payment options are actuarially equivalent in value to the single life annuity. The Social Security leveling option pays a larger benefit equal to the estimated Social Security benefit until the participant is age 62 and then reduced payments after age 62.

The Pension Plan also includes a special retirement account, which is in addition to the pension benefit. The special retirement account is credited with 2% of base pay each month as well as interest based on the 30-year Treasury bond rate set annually (3.77% in 2011). The special retirement account can be paid in a lump sum or paid in the form of an annuity benefit.

A participant becomes vested in his or her benefit after completing three years of service. A vested participant who terminates employment before age 55 can start receiving benefit payments calculated using terminated vested reduction factors at any time after attaining age 55. If payments begin before age 65, then the following reduction factors for the portion of the benefits earned after 2000 apply: age 64 – 9%; age 63 – 16%; age 62 – 23%; age 61 – 30%; age 60 – 35%; age 59 – 40%; age 58 – 44%; age 57 – 48%; age 56 – 52%; and age 55 – 55%.

The Code limits the amount of compensation that may be included in determining pension benefits under qualified pension plans. For 2011, the compensation limit was $245,000. The Code also limits the total annual benefit that may be provided to a participant under a qualified defined benefit plan. For 2011, this limitation was the lesser of (i) $195,000 or (ii) the average of the participant’s compensation during the three consecutive years in which the participant had the highest aggregate compensation.

Dominion Retirement Benefit Restoration Plan

The BRP is a nonqualified defined benefit pension plan designed to make up for benefit reductions under the Dominion Pension Plan due to the limits imposed by the Code.

A Dominion employee is eligible to participate in the BRP if (1) he or she is a member of management or a highly compensated employee, (2) his or her Dominion Pension Plan benefit is or has been limited by the Code compensation or benefit limits, and (3) he or she has been designated as a participant by the CGN Committee. A participant remains a participant until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by the CGN Committee.

Upon retirement, a participant’s BRP benefit is calculated using the same formula (except that the IRS salary limit is not applied) used to determine the participant’s default annuity form of benefit under the Dominion Pension Plan (single life annuity for unmarried participants and 50% joint and survivor annuity for married participants), and then subtracting the benefit the participant is entitled to receive under the Dominion Pension Plan. To accommodate the enactment of Section 409A of the Code, the portion of a participant’s BRP benefit that had accrued as of December 31, 2004 is frozen, but the calculation of the overall restoration benefit is not changed.

The restoration benefit is generally paid in the form of a single lump sum cash payment. However, a participant may elect to receive a single life or 50% or 100% joint and survivor annuity for the portion of his or her benefit that accrued prior to 2005. For the portion of his or her benefit that accrued in 2005 or later, a participant may also elect to receive a 75% joint and survivor annuity. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase an annuity contract.

A participant who terminates employment before he or she is eligible for benefits under the Pension Plan generally is not entitled to a restoration benefit. Messrs. Farrell and McGettrick have been granted age and service credits for purposes of calculating their Pension Plan and BRP benefits. Per his letter agreement, Mr. Farrell was granted 25 years of service when he reached age 55 and will continue to accrue service as long as he remains employed. At age 60, Mr. Farrell’s benefits will be calculated based on 30 years of service, if he remains employed. Mr. McGettrick, having attained age 50, has earned benefits calculated based on five additional years of age and service. For each of these NEOs, the additional years of service count towards determining both the amount of benefits and the eligibility to receive them. For additional information regarding service credits, see Dominion Executive Supplemental Retirement Plan.

If a vested participant dies when he or she is retirement eligible (on or after age 55), the participant’s beneficiary will receive the restoration benefit in a single lump sum payment. If a participant dies while employed but before he or she has attained age 55 and the participant is married at the time of death, the participant’s spouse will receive a restoration benefit calculated in the same way as the 50% qualified pre-retirement survivor annuity payable under the Pension Plan and paid in a lump sum payment.

Dominion Executive Supplemental Retirement Plan

The Dominion Executive Supplemental Retirement Plan (ESRP) is a nonqualified defined benefit plan that provides for an annual retirement benefit equal to 25% of a participant’s final cash compensation (base salary plus target annual incentive award) payable for a period of 10 years or, for certain participants designated by the CGN Committee, for the participant’s lifetime. To accommodate the enactment of Section 409A of the Code, the portion of a participant’s ESRP benefit that had accrued as of December 31, 2004 is frozen, but the calculation of the overall benefit is not changed.

A Dominion employee is eligible to participate in the ESRP if (1) he or she is a member of management or a highly compensated employee, and (2) he or she has been designated as a participant by the CGN Committee. A participant remains a participant until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by the CGN Committee.

A participant is entitled to the full ESRP benefit if he or she separates from service with Dominion after reaching age 55 and achieving 60 months of service. A participant who separates from service with Dominion with at least 60 months of service but who has not yet reached age 55 is entitled to a reduced, pro-rated retirement benefit. A participant who separates from service with Dominion with fewer than 60 months of service is generally not entitled to an ESRP benefit unless the participant separated from service on account of disability or death. Effective December 1, 2006, officers who are participants must achieve 60 months of service as an officer to be eligible for the ESRP benefit.

The ESRP benefit is generally paid in the form of a single lump sum cash payment. However, a participant may elect to receive the portion of his or her benefit that had accrued as of December 31, 2004 in monthly installments. For any new participants, the ESRP benefit must be paid in the form of a single lump sum cash payment. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase a 10-year or lifetime annuity contract.

All of the NEOs except Mr. Koonce are currently entitled to a full ESRP retirement benefit. If Mr. Koonce terminates employment before he attains age 55, he will receive a pro-rated ESRP benefit. Based on the terms of their individual letter agreements, Messrs. Farrell and Koonce will receive an ESRP benefit calculated as a lifetime benefit. Under the terms of his letter agreement, Mr. McGettrick will earn a lifetime benefit under the ESRP if he remains employed until he attains age 55. Mr. McGettrick has earned five years of additional age and service credit for purposes of computing his retirement benefits and eligibility for benefits under the ESRP, long-term incentive grants, and retiree medical and life insurance plans as he has met the requirement of remaining employed until he attained age 50. If Mr. McGettrick terminates employment before he attains age 55, he will be deemed to have retired for purposes of determining his vesting credit under the terms of his restricted stock and performance grant awards. Mr. Christian will receive ESRP benefits calculated as a lifetime benefit provided he remains employed with Dominion until attainment of age 60. As consideration for this benefit, Mr. Christian has agreed not to compete with the company for a two-year period following retirement. This agreement ensures that his knowledge and services will not be available to competitors for two years following his retirement date.

Actuarial Assumptions Used to Calculate Pension Benefits

Actuarial assumptions used to calculate Pension Plan benefits are prescribed by the terms of the Pension Plan based on the Code and Pension Benefit Guaranty Corporation requirements. The present value of the accumulated benefit is calculated using actuarial and other factors as determined by the plan actuaries and approved by Dominion. Actuarial assumptions used for the December 31, 2011 benefit calculations shown in the Pension Benefits table include a discount rate of 5.50% to determine the present value of the future benefit obligations for the Pension Plan, BRP and ESRP and a lump sum interest rate of 4.75% to estimate the lump sum values of BRP and ESRP benefits. Each NEO is assumed to retire at the earliest age at which he is projected to become eligible for full, unreduced pension benefits. Beginning with the 2009 calculations, for purposes of estimating future eligibility for unreduced Pension

Plan and ESRP benefits, the effect of future service is considered. Each NEO is assumed to commence Pension Plan payments at the same age as BRP payments. The longevity assumption used to determine the present value of benefits is the same assumption used for financial reporting of the Pension Plan liabilities, with no assumed mortality before retirement age. Assumed mortality after retirement is based on tables from the Society of Actuaries’ RP-2000 study, projected from 2000 to a point five years beyond the calculation date (this year, to 2016) with 100% of the Scale AA factors, and further adjusted for Dominion experience by using an age set-forward factor. For BRP and ESRP benefits, other actuarial assumptions include an assumed tax rate of 42%. BRP and ESRP benefits are assumed to be paid as lump sums; pension plan benefits are assumed to be paid as annuities.

The discount rate for calculating lump sum BRP and ESRP payments at the time an officer terminates employment is selected by Dominion’s Administrative Benefits Committee and adjusted periodically. For year 2011, a 5.46% discount rate was used to determine the lump sum payout amounts. The discount rate for each year will be based on a rolling average of the blended rate published by the Pension Benefit Guaranty Corporation in October of the previous five years.

NONQUALIFIED DEFERRED COMPENSATION

Name	Aggregate Earnings in Last FY (as of 12/31/2011)*	Aggregate Withdrawals/ Distributions (as of 12/31/2011)	Aggregate Balance at Last FYE (as of 12/31/2011)
Thomas F. Farrell II	$ 412	$ 14,339	$ —
Mark F. McGettrick	11,893	781,635	—
David A. Christian	755	—	28,975
Paul D. Koonce	200,955	—	1,362,475
Gary L. Sypolt	147,566	—	915,906

*No preferential earnings are paid and therefore no earnings from these plans are included in the Summary Compensation Table.

At this time, Dominion does not offer any nonqualified elective deferred compensation plans to its officers or other employees. The Nonqualified Deferred Compensation table reflects, in aggregate, the plan balances for two former plans offered to Dominion officers and other highly compensated employees: Dominion Resources, Inc. Executives’ Deferred Compensation Plan (Frozen Deferred Compensation Plan) and Dominion Resources, Inc. Security Option Plan (Frozen DSOP), which were frozen as of December 31, 2004. Although the Frozen DSOP was an option plan rather than a deferred compensation plan, we are including information regarding the plan and any balances in this table to make full disclosure about possible future payments to officers under our employee benefit plans.

Frozen Deferred Compensation Plan

The Frozen Deferred Compensation Plan includes amounts previously deferred from one of the following categories of compensation: (i) salary; (ii) bonus; (iii) vesting restricted stock; and (iv) gains from stock option exercises. The plan also provided for company contributions of lost company 401(k) Plan match contributions and transfers from several CNG deferred compensation plans. The Frozen Deferred Compensation Plan offers 27 investment funds for the plan balances, including a Dominion Stock Fund. Participants may change investment elections on any business day. Any vested restricted stock and gains from stock option exercises that were deferred were automatically allocated to the Dominion Stock Fund and this allocation cannot be changed. Earnings are calculated based on the performance of the underlying investment fund. The following funds had rates of returns for 2011 as follows: Dominion Resources Stock Fund, 29.37%; and Dominion Fixed Income Fund, 3.35%.

The Dominion Fixed Income Fund is an investment option that provides a fixed rate of return each year based on a formula that is tied to the adjusted federal long-term rate published by the IRS in November prior to the beginning of the year. Dominion’s Asset Management Committee determines the rate based on its estimate of the rate of return on Dominion assets in the trust for the Frozen Deferred Compensation Plan.

The default benefit commencement date is February 28 after the year in which the participant retires, but the participant may select a different Benefit Commencement Date in accordance with the plan. Participants may change their benefit commencement date election; however, a new election must be made at least six months before an existing Benefit Commencement Date. Withdrawals less than six months prior to an existing benefit commencement date are subject to a 10% early withdrawal penalty. Account balances must be fully paid out no later than the February 28 that is 10 calendar years after a participant retires or becomes disabled. If a participant retires from the company, he or she may continue to defer an account balance provided that the total balance is distributed by this deadline. In the event of termination of employment for reasons other than death, disability or retirement before an elected benefit commencement date, benefit payments will be distributed in a lump sum as soon as administratively practicable. Hardship distributions, prior to an elected benefit commencement date, are available under certain limited circumstances.

Participants may elect to have their benefit paid in a lump sum payment or equal annual installments over a period of whole years from one to 10 years. Participants have the ability to change their distribution schedule for benefits under the plan by giving six months notice to the plan administrator. Once a participant begins receiving annual installment payments, the participant can make a one-time election to either (1) receive the remaining account balance in the form of a lump sum distribution or (2) change the remaining installment payment period. Any election must be approved by the company before it is effective. All distributions are made in cash with the exception of the Deferred Restricted Stock Account and the Deferred Stock Option Account, which are distributed in the form of Dominion common stock.

Frozen DSOP

The Frozen DSOP enabled employees to defer all or a portion of their salary and bonus and receive options on various mutual funds. Participants also received lost company matching contributions to the 401(k) Plan in the form of options under this plan. DSOP options can be exercised at any time before their expiration date. On exercise, the participant receives the excess of the value, if any, of the underlying mutual funds over the strike price. The participant can currently choose among options on 26 mutual funds, and there is not a Dominion stock alternative or a fixed income fund. Participants may change options among the mutual funds on any business day. Benefits grow/decline based on the total return of the mutual funds selected. Any options that expire do not have any value. Options expire under the following terms:

•	Options expire on the last day of the 120th month after retirement or disability;
•	Options expire on the last day of the 24th month after the participant’s death (while employed);
•	Options expire on the last day of the 12th month after the participant’s severance;
•	Options expire on the 90th day after termination with cause; and
•	Options expire on the last day of the 120th month after severance following a change in control.

The NEOs that are participants in the Frozen DSOP held options on the publicly available mutual fund, Vanguard Short-Term Bond Index, which had a rate of return for 2011 of 2.96%.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under certain circumstances, the company provides benefits to eligible employees upon termination of employment, including a termination of employment involving a change in control of the company, that are in addition to termination benefits for other employees in the same situation.

Change in Control

As discussed in the Employee and Executive Benefits section of the CD&A, Dominion has entered into an Employment Continuity Agreement with each of its officers, including the NEOs. Each agreement has a three-year term and is automatically extended annually for an additional year, unless cancelled by Dominion.

The Employment Continuity Agreements require two triggers for the payment of most benefits:

•	There must be a change in control; and
•

The executive must either be terminated without cause, or terminate his or her employment with the surviving company after a constructive termination. Constructive termination means the executive’s salary, incentive compensation or job responsibility is reduced after a change in control or the executive’s work location is relocated more than 50 miles without his or her consent.

For purposes of the Employment Continuity Agreements, a change in control will occur if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the directors constituting the Dominion Board before any such transaction cease to represent a majority of Dominion’s or its successor’s Board within two years after the last of such transactions.

If an executive’s employment following a change in control is terminated without cause or due to a constructive termination, the executive will become entitled to the following termination benefits:

•

Lump sum severance payment equal to three times base salary plus annual incentive plan award (determined as the greater of (i) the target annual award for the current year or (ii) the highest actual annual incentive plan payout for any one of the three years preceding the year in which the change in control occurs).

•	Full vesting of benefits under ESRP and BRP with five years of additional credited age and five years of additional credited service from the change in control date.
•	Group-term life insurance. If the officer elects to convert group-term insurance to an individual policy, the company pays the premiums for 12 months.
•

Executive life insurance. Premium payments will continue to be paid by the company until the earlier of: (1) the fifth anniversary of the termination date, or (2) the later of the 10th anniversary of the policy or the date the officer attains age 64.

•

Retiree medical coverage will be determined under the relevant plan with additional age and service credited as provided under an officer’s letter agreement (if any) and including five additional years credited to age and five additional years credited to service.

•	Outplacement services for one year (up to $25,000).
•

If any payments are classified as excess parachute payments for purposes of Section 280G of the Code and the executive incurs the excise tax, the company will pay the executive an amount equal to the 280G excise tax plus a gross-up multiple.

The terms of awards made under the long-term incentive program, rather than the terms of Employment Continuity Agreements, will determine the vesting of each award in the event of a change in control. These provisions are described in the Long-Term Incentive Program section of the CD&A and footnotes to the Grants of Plan-Based Awards table.

Other Post Employment Benefit for Mr. Farrell. Mr. Farrell will become entitled to a payment of one times salary upon his retirement as consideration for his agreement not to compete with the company for a two-year period following retirement. This agreement ensures that his knowledge and services will not be available to competitors for two years following his retirement date.

The following table provides the incremental payments that would be earned by each NEO if his employment had been terminated, or constructively terminated, as of December 31, 2011. These benefits are in addition to retirement benefits that would be payable on any termination of employment. Please refer to the Pension Benefits table for information related to the present value of accumulated retirement benefits payable to the NEOs.

Incremental Payments Upon Termination or Change in Control

Name	Non- Qualified Plan Payment	Restricted Stock(1)	Performance Grant(1)	Non- Compete Payments(2)	Severance Payments	Retiree Medical and Executive Life Insurance(3)	Out- placement Services	Excise Tax and Tax Gross-Up	Total
Thomas F. Farrell II(4)
Retirement	$—	$8,872,959	$1,673,913	$1,224,000	$—	$—	$—	$—	$11,770,872
Death / Disability	—	9,978,986	1,673,913	—	—	—	—	—	11,652,899
Change in Control(5)	3,092,635	5,985,863	1,826,087	—	10,737,000	—	25,000	—	21,666,585
Mark F. McGettrick(4)
Retirement	—	2,287,376	478,261	—	—	—	—	—	2,765,637
Change in Control(5)	282,301	1,338,678	521,739	—	4,833,063	—	25,000	—	7,000,781
David A. Christian(4)
Retirement	—	1,070,995	269,022	—	—	—	—	—	1,340,017
Change in Control(5)	1,180,379	707,450	293,478	—	3,586,962	—	25,000	2,006,504	7,799,773
Paul D. Koonce
Termination Without Cause	—	1,378,859	269,022	—	—	—	—	—	1,647,881
Voluntary Termination	—	—	—	—	—	—	—	—	—
Termination With Cause	—	—	—	—	—	—	—	—	—
Death / Disability	—	1,378,859	269,022	—	—	—	—	—	1,647,881
Change in Control(5)	2,609,858	783,036	293,478	—	3,582,879	12,957	25,000	—	7,307,208
Gary L. Sypolt(4)
Retirement	—	897,901	203,261	—	—	—	—	—	1,101,162
Change in Control(5)	450,027	747,367	221,739	—	3,177,759	—	25,000	1,581,104	6,202,996

(1) Grants made in 2009, 2010 and 2011 under the long-term incentive program vest prorated upon termination without cause, death or disability. These grants vest prorated upon retirement provided the CEO of Dominion (or in the case of the CEO, the CGN Committee) determines the NEO’s retirement is not detrimental to the company; amounts shown assume this determination was made. However, the December 2010 restricted stock award issued to Mr. Farrell does not vest prorated if Mr. Farrell is terminated or leaves for any reason other than following change of control, death or disability. The amounts shown in the restricted stock column are based on the closing stock price of $53.08 on December 30, 2011.

(2) Pursuant to a letter agreement dated February 28, 2003, Mr. Farrell will be entitled to a special payment of one times salary upon retirement in exchange for a two-year non-compete agreement. Mr. Farrell would not be entitled to this non-compete payment in the event of his death.

(3) Amounts in this column represent the value of the incremental benefit the NEOs would receive for executive life insurance and retiree medical coverage. Mr. McGettrick is eligible for retiree medical and executive life insurance upon any termination due to his letter agreement. Messrs. Farrell, Christian and Sypolt are entitled to executive life insurance coverage and retiree medical benefit upon any termination since they are retirement eligible and have completed 10 years of service. Mr. Koonce is eligible for executive life insurance upon a change in control. Retiree health benefits have been quantified using assumptions used for financial accounting purposes.

(4) For the NEOs who are eligible for retirement, this table above assumes they would retire in connection with any termination event. Pursuant to a letter agreement dated May 2010, Mr. McGettrick would be considered as retired under any termination event.

(5) Change in control amounts assumes that a change in control and a termination or constructive termination takes place on December 31, 2011. The amounts indicated upon a change in control are the incremental amounts attributable to five years of additional age and service credited pursuant to the Employment Continuity Agreements that each NEO would receive over the amounts payable upon a retirement (Messrs. Farrell, McGettrick, Christian, and Sypolt) or termination without cause (Mr. Koonce). The restricted stock and performance grant amounts represent the value of the awards upon a change in control that is above what would be received upon a retirement or termination.

EQUITY COMPENSATION PLANS

As of December 31, 2011	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Plans approved by shareholders	0	0		32,807,725	(2)(3)
Plans not approved by shareholders	627,606	$30.81		947,379	(4)
Total	627,606	$30.81	(1)	33,755,104

(1) Reflects weighted average exercise price of outstanding options only and excludes restricted stock and performance awards.

(2) Amount includes shares that may be issued other than upon the exercise of an option, warrant or right as follows: Directors’ Stock Accumulation Plan,

226,751 shares,

(3) Amount also includes 14,800,907 shares available for issuance under the 2005 Incentive Compensation Plan as restricted stock or performance awards. Shares for expired or forfeited awards become available for new awards.

(4) Amount represents shares available for issuance to directors who have shares held in trust under the frozen Directors’ Stock Compensation Plan.

Plans Not Approved by Shareholders. Dominion’s Leadership Stock Option Plan (LSOP) for Salaried Employees and the Directors’ Stock Compensation Plan, under which 10 million and one million shares, respectively, were made available for issuance, did not require shareholder approval when adopted. The LSOP was a program used by Dominion to motivate, attract and retain key non-executive salaried employees through the award of stock options, as well as to encourage ownership of Dominion stock. This plan was frozen in 2005 and no future awards will be made under this plan. The remaining options outstanding under the LSOP will expire in 2012. The Directors’ Stock Compensation Plan was also amended to freeze participation and prohibit deferral of compensation and grants of new benefits after December 31, 2004. Additional information regarding the Directors’ Stock Compensation Plan may be found under Frozen Directors Plans.

Item 3 — Advisory Vote on Approval of Executive Compensation (Say on Pay)

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to approve the following advisory resolution at the 2012 Annual Meeting of Shareholders:

RESOLVED, that the compensation paid to the company’s named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED on an advisory basis.

Dominion’s executive compensation program seeks to motivate and reward superior performance that supports our business and strategic plans and to provide the compensation and incentives needed to attract, motivate and retain executives who are crucial to Dominion’s long-term success. This compensation program is designed to align the interests of our executives with those of our shareholders by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to create shareholder value. We believe the design of our compensation program is fulfilling these objectives.

The effectiveness of Dominion’s executive compensation program is evidenced by the company’s success in 2011 which includes among other things:

•

Our TSR for 2011 was 29.4% and our three-year TSR was 70.2%. Our one- and three-year TSR ranked fifth and seventh, respectively, relative to the peer group of 16 companies used for compensation analysis. Both our one- and three-year TSR outperformed the S&P 500, Dow Jones Industrial, the S&P Utility and Dow Jones Utility Indices;

•	A market capitalization of $30.2 billion as of December 31, 2011, up from $24.8 billion as of December 31, 2010; and
•	A dividend payout ratio of 65%, with an annual dividend rate of $1.97 per share for 2011, up from $1.83 per share in 2010.

For a detailed description of how our executive compensation policies and programs are designed to motivate superior performance, we urge shareholders to read the Compensation Discussion and Analysis in this Proxy Statement, beginning on page 26, which includes an executive summary of Dominion’s 2011 business highlights and compensation decisions. The Compensation Discussion and Analysis also discusses the compensation objectives and principles that underlie Dominion’s executive compensation program, the elements of the program and how performance is measured, evaluated and rewarded.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our named executive officers resulting from our compensation objectives, policies and practices relating to our named executive officers as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and the CGN Committee value the opinions expressed by its shareholders and will review the voting results in connection with their ongoing evaluation of Dominion’s executive compensation program.

Your Board of Directors recommends that you vote FOR approval of Item 3

Shareholder Proposals

Dominion has been notified that shareholders or their representatives intend to present the following proposals for consideration at the 2012 Annual Meeting. We are presenting the proposals and supporting statements as they were submitted to us by the proponents. We do not necessarily agree with all of the statements contained in the proposals and the supporting statements, but we have limited our responses to the most important points and have not attempted to address all the statements with which we disagree. The name, address and share ownership of each proponent will be furnished upon oral or written request. We recommend a vote against each of these proposals for the reasons set forth in each opposing statement.

ITEM 4 — PROVIDE A REPORT ASSESSING THE BENEFITS FOR VIRGINIA OF DOMINION HAVING 15% OF ELECTRIC GENERATION FROM WIND AND SOLAR BY 2025

WHEREAS: Dominion Virginia Power is the largest vertically integrated energy company in the Commonwealth of Virginia providing a full array of energy-related operations and services, such as the generation, transmission, distribution and marketing of electricity.

In 2007 Virginia enacted a voluntary renewable energy portfolio goal to achieve the equivalent of 15% of its 2007 non-nuclear electric sales from renewable energy technologies by the year 2025. In 2009 the Commonwealth expanded the goal by allowing investor-owned utilities such as Dominion Virginia Power to recover costs to achieve that goal and earn an increased rate of return on those investments. Electric generation from onshore wind and solar receive a double credit toward the goal and offshore wind receives a triple credit.1

To date within Virginia, Dominion Virginia Power has only used hydro and biomass projects in order to achieve the renewable energy portfolio goal.2 The hydro projects were built decades ago and using them for compliance with the renewable energy portfolio goal does not provide any additional benefits to residents of the state. The public health and environmental damages of burning biomass can be much worse than wind, solar, and other renewable energy options that Dominion Virginia Power could utilize, destroying forests and producing costly pollution.3

By contrast investment by wind and solar in the Commonwealth of Virginia would have numerous public health, environmental, and economic benefits for the state. The Virginia Coastal Energy Research Consortium has calculated that if Virginia’s investor owned utilities, including Dominion Virginia Power, developed 3,200 MW of Virginia’s offshore wind potential they could help create from 9,700 to 11,600 career-length jobs over the next two decades.4 A study by Virginia’s electric grid operator PJM found that developing 15,000 MW of wind in the region would reduce carbon pollution by 35 million tons and reduce wholesale energy market prices up to $4.74 billion annually, providing massive savings for customers.5

Unfortunately despite the potential environmental and economic benefits for the Commonwealth, essentially none of Dominion Resources’ operation of wind and solar capacity to date has been within Virginia.

RESOLVED: Shareholders request that Dominion Resources publish a report, at reasonable cost and omitting proprietary information, by February, 2013 assessing the economic and environmental benefits for the Commonwealth of Virginia of the company developing electrical generation equivalent to 15% of Dominion Virginia Power’s sales from wind and solar power facilities within the Commonwealth of Virginia and coastal waters by 2025.

[1]	http://www.dsireusa.org/incentives/incentive.cfm?Incentive_Code=VA10R&re=1&ee=1
[2]	http://www.scc.virginia.gov/eaf/renew/dvp_rpsver.pdf
[3]	http://www.nrdc.org/energy/forestsnotfuel/files/forests-not-fuel.pdf
[4]	http://www.vcerc.org/VCERC Final Report Offshore Wind Studies Full Report new.pdf
[5]	http://pjm.com/~/media/documents/reports/20090127-carbon-emissions-whitepaper.ashx

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal

Dominion takes its responsibility for environmental stewardship seriously and is committed to using and developing renewable energy sources to help meet the current and future energy demands of its customers. We expect renewable energy will be an important component of a diverse and reliable energy mix for Dominion, and we continue to seek out opportunities to invest in renewable sources at a reasonable cost and in a prudent manner. It is part of a balanced approach, a balance that is necessary to protect the environment, keep rates low and reliability high, and support economic growth across the Commonwealth of Virginia.

We are committed to meeting Virginia’s voluntary goal of 15 percent of base-year electricity sales coming from renewable energy sources by 2025 and North Carolina’s mandatory renewable standard of 12.5 percent by 2021. Dominion has a broad array of renewable facilities in operation, under construction or in development. Our current renewable energy portfolio includes several hydroelectric power stations in Virginia and North Carolina, facilities using biomass (wood waste) in Virginia and wind farms in West Virginia and Indiana. In 2011, we applied to the Virginia State Corporate Commission for approval of a program that would allow Dominion to lease rooftops and grounds of commercial businesses and public facilities for electricity-generating solar panels. The panels would generate enough electricity to power about 6,000 homes during peak daylight hours. We are working with others under a U.S. Energy Department program to reduce the high costs of offshore wind generation, costs that have ended such projects elsewhere in the United States. Additionally, Dominion is completing a second study of how to bring offshore wind power to shore should those projects become cost-competitive. All of these efforts are part of the broader picture of energy affordability and reliability. Each new project—including those using renewable energy—must be approved by Virginia’s State Corporation Commission to ensure it makes economic sense for our Virginia customers.

This proposal seeks a specific report on assessing the economic and environmental benefits of developing 15 percent of our electric generation from only wind and solar power facilities rather than the balanced approach that we have described above. Under Virginia and North Carolina law, we are required to annually develop and file an integrated resource plan with the objective of identifying the mix of resources necessary to meet future energy needs in an efficient and reliable manner at the lowest reasonable cost while considering the uncertainties related to current and future regulations. We are also required by Virginia law to file a report annually on our efforts to meet the renewable portfolio standards goal of 15 percent discussed above, our generation of renewable energy and the advances in renewable generation technology that affect our activities. Both of these reports utilize a balanced approach that includes wind and solar energy generation and a link to both of these reports can be found at www.dom.com and can also be accessed through the Virginia State Corporation Commission’s website. Through both of these reports and disclosure on our website, our customers, shareholders and stakeholders are kept informed of Dominion’s commitment to renewable energy.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 5 — PROVIDE A REPORT ON POLICY OPTIONS TO ENCOURAGE THE INSTALLATION OF RENEWABLE ENERGY GENERATION SYSTEMS

WHEREAS, Dominion Virginia Power is the largest vertically integrated energy company in the Commonwealth of Virginia providing a full array of energy-related operations and services, such as the generation, transmission, distribution and marketing of electricity.

Customers of Dominion Virginia Power have increasingly expressed interest in generating renewable energy at their homes and businesses, with more than 560 customers already taking advantage of existing programs. Due to this increased interested Dominion Virginia Power has proposed a $60 monthly standby charge for customer-sited systems with the capacity to generate more than 10 kilowatts.1 Customers and renewable energy advocates have expressed concerns that this would decrease the potential for customer-sited renewable energy sources.2

Renewable energy has significant potential and economic and environmental benefits. The potential for installing solar panels on rooftops in Virginia has been estimated to be over 25,000 MW by 2025, which would generate enough power to supply about 41% of Virginia’s energy needs.3

Some of Dominion Virginia Power’s peers, such as Duke Energy subsidiary Northern Indiana Power Supply Company (NIPSCO) offer programs to incentivize customer-sited renewable energy generation of similar sizes. NIPSCO’s feed in tariff program pays customers with the potential to generate more than 5 kilowatts of renewable energy rather than charging them.4

RESOLVED: Shareholders request that Dominion Resources publish a report at reasonable cost and omitting proprietary information, by February, 2013, on policy options, above and beyond current company activities and policies, to encourage consumers and businesses to install renewable energy generation systems.

[1]	http://energypolicyupdate.blogspot.com/2011/11/virginia-considers-net-metering-and.html
[2]	http://www.ktvu.com/ap/ap/environment/solar-advocates-question-va-rate-proposal/nFSdk/
[3]	http://www.ef.org/documents/EF-Final-Final2.pdf, Page 82.
[4]	http://indianadg.files.wordpress.com/2011/07/43922order_071311.pdf

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal

Dominion takes its responsibility for environmental stewardship seriously and is committed to using and developing renewable energy sources to help meet the current and future energy demands of its customers. As we discussed in our opposing statement on the shareholder proposal included as Item 4, we are committed to meeting Virginia’s voluntary goal of 15 percent of base-year electricity sales coming from renewable energy sources by 2025 and North Carolina’s mandatory renewable standard of 12.5 percent by 2021.

This proposal seeks a specific report on the policy options to encourage the installation of renewable energy. Under Virginia and North Carolina law, we are required to annually develop and file an integrated resource plan with the objective to identify the mix of resources necessary to meet future energy needs in an efficient and reliable manner at the lowest reasonable cost while considering the uncertainties related to current and future regulations. We are also required by Virginia law to file a report annually on our efforts to meet the renewable portfolio standards goal of 15 percent discussed above, our generation of renewable energy and the advances in renewable generation technology that affect our activities. Both of these reports utilize a balanced approach that includes renewable energy, and a link to both of these reports can be found at www.dom.com and can also be accessed through the Virginia State Corporation Commission’s website. Through both of these reports and disclosure on our website, our customers, shareholders and stakeholders are kept informed of Dominion’s commitment to renewable energy.

With respect to the standby fee referenced by this proposal, this fee was approved by the Virginia State Corporation Commission so that private owners of larger solar- and wind-powered generation systems pay their fair share of the cost of building, operating and maintaining the electric transmission and distribution grid. Dominion is required to serve these customers at all times when they fail to generate electricity sufficient for their needs and to purchase any excess electricity they generate. Without this fee, other customers would have to unfairly subsidize these standby costs. It also is important to note that the vast majority of homeowners with solar- and wind-powered systems do not have to pay this fee. It applies only to the largest systems, ones that can cost $100,000 or more, including government incentives. The standby fee, which is expected to average about $20 a month and no more than $60 a month, should not provide a disincentive given the scale of the investment and incentives.

As one of the nation’s leading energy providers, it is our responsibility to provide a reliable source of electricity to our customers at a reasonable cost. Keeping that primary responsibility in mind, Dominion is committed to working toward a sustainable solution that balances the interdependent goals of meeting our customers’ energy needs, providing value to our shareholders and being an environmental steward.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 6 — PROVIDE A REPORT ON IMPACT OF PLANT CLOSURES ON COMMUNITIES

WHEREAS, Dominion Resources has made an appropriate business decision to reduce costs and improve efficiency by retiring or replacing many of its aging coal-fired power plants that would require extensive investment to continue operating. The retirement and replacement of these facilities, which are located in Massachusetts, Virginia, West Virginia, and Indiana, will significantly reduce pollution and will have substantial economic, public health, and environmental benefits.

These outdated facilities are also sources of employment and tax payments for the communities in which they are located. As Dominion Resources’ peer companies have made similar decisions, some have implemented policies to work with affected constituencies and communities on plans to minimize job loss and maintain financial support such as tax revenues.

NRG signed an agreement with the State of Delaware to retire 3 of its 4 coal units at the Indian River power plant. The agreement includes investment in offshore wind, solar power, and electric vehicle infrastructure in and near the communities affected and tuition reimbursement and hiring preference for employees training in these fields.1 Tennessee Valley Authority is retiring more than 2,000 MW of its coal-fired power plant capacity, which would affect 300-400 workers, but through retirements and transfers they will limit any potential job loss associated with those plans.2

Studies by the American Clean Skies Foundation and Salem Alliance for the Environment highlight dozens of power plant facilities and properties that have been redeveloped to provide jobs and tax payments to communities.3 The State of Massachusetts has agreed to extend tax revenues to communities like Salem, MA for years beyond the time when a power plant retires.4

RESOLVED: Shareholders request that Dominion Resources publish a report at reasonable cost and omitting proprietary information, by February, 2013 on policies and best practices for minimizing impacts to communities affected by facility retirements and replacements, including reducing job loss and maintaining public and private financial support.

[1]	http://www.dnrec.delaware.gov/News/Pages/DNREC_Secretary_signs_agreement_with_NRG_to_shutdown_additional_coal_unit_at_Indian_River_power_plant.aspx
[2]	http://www.knoxnews.com/news/2011/apr/15/tva-to-retire-18-coal-fired-units-epa-settlement/?print=1
[3]	http://potomacrivergreen.org/sites/default/files/ACSF_layout_coverANDtext.pdf,
http://salemsafe.org/documents/PowerPlantRedevelopment.pdf f
[4]	http://www.salemnews.com/local/x1692751058/Salem-protected-from-plant-tax-loss

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal

Dominion is committed to being a responsible corporate citizen and our core values of safety, ethics, excellence and One Dominion are the foundation upon which our operations, policies and practices are based. Safety is our highest priority in the workplace and in the community. Ethics guide us to act responsibly and with integrity in all circumstances and excellence is the standard of performance to which we aspire. One Dominion means a unifying focus on teamwork companywide.

With these core values as a guide and part of our daily operations and practices, Dominion recognizes that both workers and communities are affected when a facility is retired and therefore a decision to close a facility is not made lightly. We communicate and work with the employees of the facilities affected by a closure as well as the surrounding community leaders, and assist where we can with the transition. This includes, where facilities are being retired or closed, eligible employees having the opportunity to apply for positions elsewhere in the company. For example, no employees were laid off at the North Branch Power Station in West Virginia when the facility was closed. In fact, many employees transferred to the nearby Mt. Storm Power Station.

We further take great effort in informing both the employees and the communities on the schedule of retirement or closure of facilities. Often times these notifications are made years in advance of the actual closure date so employees and communities have time to plan accordingly. We do not believe that the requested report would provide any information additional to what employees and communities already receive.

With respect to the proposal’s reference to NRG Energy’s agreement with the State of Delaware that includes investment in offshore wind, it should be noted that NRG announced in December 2011 the suspension of the development of its offshore wind project. In its press release, NRG Energy reports that the withdrawal of federal loan guarantees and tax credits has made the Delaware offshore wind project “both unfinanceable and financially untenable.”

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 7 — PROVIDE A REPORT ASSESSING DOMINION’S USE OF COAL OBTAINED THROUGH MOUNTAINTOP REMOVAL COAL MINING

WHEREAS: Dominion Resources is a vertically integrated energy company providing a full array of energy-related operations and services, such as the generation, transmission, distribution and marketing of electricity.

Dominion Resources has stated that it is “committed to meeting its customers’ energy needs in a manner consistent with a clean environment. We believe it is both good business practice and our duty to protect the natural and cultural resources of the communities we serve. In keeping with this belief, it is our policy to conduct our business in an environmentally responsible manner that protects the public, our employees, and the earth that we all share.”1

Yet Dominion Resources purchases a large fraction of the coal used in its energy-related operations and services from companies that practice mountaintop removal coal mining, a highly controversial practice that has adverse impacts on communities, the environment, and public health.

As of 2009, mountaintop removal coal mining has permanently erased more than 470 peaks from the Appalachian skyline, buried or polluted more than 1,200 miles of pristine headwater streams, and swept away more than 800 square miles of one of America’s most diverse and valuable ecosystems2. EPA has placed 79 mountaintop removal coal mining projects on hold to review the permits due to concerns regarding water quality and environmental health.

Old growth forests, like in Appalachia, are important carbon sinks that store atmospheric carbon dioxide. Deforestation is the second leading source of human-caused greenhouse gas emissions worldwide. The carbon in forests destroyed by mountaintop removal coal mining each year equals roughly the annual emissions from two 800-megawatt coal-fired power plants.

Mountaintop removal coal mining blights communities. Of the approximately 500,000 acres of land covered by surface-mining permits in Kentucky over the last decade, less than 14,000 acres are scheduled to be reclaimed for commercial, residential, industrial or recreational development, according to state mining authorities.

Left unchecked, mountaintop removal coal mining will continue to irreversibly destroy the people, communities, cultural heritage, and environment of the Appalachian coalfields. By consuming coal extracted by mountaintop removal coal mining, Dominion is responsible, in part, for the permanent destruction to date of the Appalachian coalfields and the wildlife resources of the Appalachian Mountains.

Dominion management has acknowledged the controversial nature of using coal from mountaintop removal coal mining: at the 2008 annual shareholders’ meeting, CEO Tom Farrell said “I wish I could tell you we will never burn another ton of mountaintop coal.”

At least one of Dominion’s competitors, Duke Energy, requested (on May 26, 2010) that its coal suppliers submit information and price estimates for providing coal that is not obtained through mountaintop removal coal mining.

RESOLVED: Shareholders request that Dominion Resources publish a report, at reasonable cost and omitting proprietary information, by February, 2013, assessing (i) the environmental and public health impact of Dominion’s use of coal obtained through mountaintop removal cost mining, and (ii) the impact and optimum timing of a future policy ending use of coal obtained through mountaintop removal coal mining in Dominion’s energy-related operations and services.

[1]	www.dom.com
[2]	http://www.epa.gov/region3/mtntop/index.htm

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal

Dominion does not own or operate coal mines and, as such, our coal supply is obtained through long-term contracts and short-term spot agreements from both domestic and international suppliers. Worldwide market conditions are continuously evaluated to ensure a range of supply options at reasonable prices which are dependent on the market environment.

In purchasing our coal supply, one of our primary selection criteria is that the material be of the appropriate quality that meets our generating plant’s environmental and operational limits. In addition, the cost of the fuel supply, regardless of the type, must be reasonable. These two factors are key drivers to the successful operation of our generation facilities. As part our purchasing criteria, we require all of our vendors to be in compliance with all federal and state regulations. These regulations include those that govern the practice of mountain top mining, such as those that pertain to environmental permitting. The U.S. Environmental Protection Agency continues to evaluate the environmental rules and regulations for this type of mining.

Dominion uses a variety of fuels, including coal, to power its electric generation facilities. As one of the nation’s leading energy providers, it is our responsibility to provide a reliable source of electricity to our customers at a reasonable cost. Dominion is also committed to balancing the interdependent goals of meeting our customers’ energy needs, providing value to our shareholders and being a good environmental steward. We believe it is best left to the federal government to issue reports and regulations related to the national policy issues such as those that are the focus of this request.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 8 — PROVIDE A REPORT ON IMPACT AND RISKS OF INCREASED EXTRACTION AND USE OF NATURAL GAS

WHEREAS, Dominion Resources is a vertically integrated energy company providing a full array of energy-related operations and services, such as the generation, transmission, distribution and marketing of electricity.

Dominion Resources has published plans to significantly expand its capacity to generate power from natural gas by thousands of megawatts1 and export liquefied natural gas.2 These plans would likely increase natural gas production by increasing consumption within the United States and abroad.3 This higher natural gas production potential is due to hydraulic fracturing techniques.4

Obtaining natural gas through hydraulic fracturing techniques has significant impacts on the environment and public health, and greater consumption and export of natural gas increases prices. These techniques use enormous amounts of water, mixed with millions of gallons of chemicals.5 Natural gas obtained from hydraulic fracturing increases the amount of carbon pollution over the life cycle of its use.6

When produced and consumed, natural gas also emits smog-forming nitrogen oxides which contribute to decreased public health outcomes. The Environmental Protection Agency has recently proposed public health protections to reduce these impacts.7

Natural gas prices have also been extremely volatile over the last few decades.8 This price volatility creates risk for companies and customers reliant on natural gas, including Dominion Resources. While increased production due to hydraulic fracturing techniques may reduce this price volatility, increased consumption by companies like Dominion Resources and the risks associated with water and air pollution increases pressure on prices.

RESOLVED: Shareholders request that Dominion Resources publish a report at reasonable cost and omitting proprietary information, by February 2013, on the environmental and public health impact and risks of increased extraction and the company’s use of natural gas.

[1]	http://www.dom.com/about/pdf/irp/IRP filing 090111.pdf
[2]	http://www.dom.com/business/gas-transmission/cove-point/lng-exports.jsp
[3]	http://www.eia.gov/energyexplained/index.cfm?page=natural gas factors affecting prices
[4]	http://www.eia.gov/analysis/studies/usshalegas/
[5]	http://www.netl.doe.gov/technologies/oil-gas/publications/ENVreports/FE0000797 WaterResourcesIssues.pdf
[6]	http://iopscience.iop.org/1748-9326/6/3/034014/pdf/1748-9326 6 3 034014.pdf
[7]	http://www.epa.gov/airquality/oilandgas/actions.html
[8]	ftp://ftp.eia.doe.gov/features/ngprivolatility.pdf

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal

In 2010, we completed the sale of substantially all of our exploration and production operations, including our rights to associated Marcellus Shale acreage. While extraction is no longer one of our primary business operations, we transport natural gas as part of our Dominion Energy business and utilize natural gas as a fuel source for certain of our electric generating power stations, as part of our diverse and reliable fuel mix.

Dominion takes its responsibility for environmental stewardship seriously. We strive to conduct all of our operations in compliance with all federal and state environmental laws and regulations. In addition, when planning for the future energy and capacity needs of our customers, we take into account environmental factors, as well as cost and reliability, to come up with a balanced portfolio that best serves our customers and shareholders.

This is demonstrated through our integrated resource plan (IRP) which is filed annually with the states of Virginia and North Carolina and provides information regarding the mix of resources necessary to meet future energy and capacity needs of our service territory in an efficient and reliable manner at the lowest reasonable cost. Our 2011 IRP provides Dominion with the ability to respond to uncertainties brought on by potential changes in market conditions, environmental regulations, and customer demand. The 2011 IRP represents Dominion’s commitment to meet environmental regulations while meeting future demand effectively through a balanced portfolio. This includes a combination of conventional, such as natural gas, and renewable generation facilities as well as demand side management programs to provide a reliable supply of energy to customers. A link to the 2011 IRP may be found at www.dom.com and also accessed through the Virginia State Corporation Commission’s website. We believe it is best left to the federal government to issue reports and regulations related to the national policy issues such as those that are the focus of this request. Such reports can already be found at the websites links provided by the proponent and the websites of the U.S. Energy Information Administration, www.eia.gov, the U.S. Department of Energy, www.doe.gov, and the U.S. Environmental Protection Agency, www.epa.gov.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 9 — REPORT ON SPECIAL REVIEW OF NUCLEAR SAFETY BY COMMITTEE OF INDEPENDENT DIRECTORS

SPECIAL BOARD REVIEW OF NUCLEAR POWER SAFETY ISSUES

WHEREAS, the Fukushima nuclear crisis in Japan, brought on by an earthquake and tsunami, and the August, 2011 earthquake on the US east coast, have drawn increased attention to issues related to nuclear power safety, and

WHEREAS, Dominion Resources currently owns and operates four nuclear power plants in Wisconsin, Virginia and Connecticut, and

WHEREAS, independent studies have indicated that nuclear power plants continue to experience problems with safety-related equipment and worker errors that increase the risk of damage to the reactor cores, and that recognized but misdiagnosed or unresolved problems often cause significant events at nuclear plants, or increase their severity, and

WHEREAS, a March, 2011 report by the Union of Concerned Scientists analyzed a series of U.S. reactor incidents in 2010 that prompted special intervention by the Nuclear Regulatory Commission(“NRC”), including an incident at Dominion’s Surrey One reactor in Newport News, Virginia. The report found that these events were caused by a variety of shortcomings such as “inadequate training, faulty maintenance, poor design, and failure to investigate problems thoroughly (Union of Concerned Scientists, The NRC, and Nuclear Power Plant Safety in 2010: A Brighter Spotlight Needed (2011)), http://www.ucsusa.org/assets/documents/nuclear power/nrc-2010-full-report.pdf, and

WHEREAS, this report recommends that companies operating nuclear plants adopt enhanced safety measures, including transferring spent nuclear fuel from storage pools to dry casks once it has cooled, and that companies comply fully with fire protection regulations issued by the NRC in 1980 and 2004 – recommendations which could help to reduce the plants’ vulnerabilities in the event of an earthquake or other significant event, and

WHEREAS, following the August, 2011 earthquake on the U.S. east coast, the Wall Street Journal reported that U.S. regulators have concluded that “more seismic activity is now considered possible in the U.S. than had been understood when older plants were built”, (“Nuclear Site Status Checked” Wall Street Journal 8 Aug. 2011), and that a number of U.S. plants were now threatened by tremors greater than they were designed to withstand. (Dominion Resource’s North Anna Power Station in Virginia, located 10 miles from the epicenter of the August 23,2011 5.8 magnitude earthquake, lost normal grid power and was shut down for several months),

THEREFORE, be it resolved that shareholders request that a committee of independent directors be appointed to conduct a special review of the company’s nuclear safety policies and practices in light of the extraordinary developments and findings described above, including potential risks associated with seismic events in and around the company’s nuclear power plants, and that that committee report to shareholders on its findings at reasonable expense and excluding proprietary or confidential information.

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal

The Board recommends that you vote against this proposal as our Audit Committee already performs, among other functions, the functions that the proposal requests and the information requested by this proposal can already be found on Dominion’s website. The Audit Committee of the Board, which is composed solely of independent directors, regularly receives reports from Dominion’s Chief Nuclear Officer as required by the committee’s charter. The Audit Committee reviews on a regular basis the safety, reliability and operational performance of our nuclear power stations. This oversight includes reviewing safety reports, security, regulatory compliance matters, results of Nuclear Regulatory Commission (NRC) and Institute of Nuclear Power Operations reports and operational measures such as outages, uprates and capacity factor, among other items. Both the Audit Committee and our full Board received reports and updates on the Fukishima incident. Both the Audit Committee and our full Board have discussed and reviewed the automatic shutdown of our North Anna power station following a 5.8 magnitude earthquake in Central Virginia on August 23, 2011, including the post-earthquake inspection of the power station and the process and procedures that were performed to prepare the two nuclear units for restart that are described below.

The proposal requests a report to be issued by the requested committee on its findings. Dominion already makes a substantial amount of information regarding its nuclear operations available to the shareholders and the public. With respect to the automatic shutdown of our North Anna plant, Dominion maintained a separate website that provided regular updates on North Anna at http://www.dom.com/about/stations/nuclear/north-anna/update.jsp and included links to news releases, Dominion’s presentations to the NRC, NRC reports and correspondence, timelines, video of the public meeting held by the NRC to discuss the findings of its special inspections team and answers to frequently asked questions. Following the earthquake, Dominion performed a program of inspections, testing and analysis to make sure the North Anna power station was undamaged and capable of being safely restarted. The program involved more than 100,000 man-hours of work and cost more than $21 million, plus the use of numerous outside seismic and engineering experts. The NRC performed its own inspection of the station and independently confirmed the company’s finding of no functional damage. Dominion cooperated with the NRC throughout the process, extensively documenting all the findings and responding to all requests for additional information from the agency. The NRC held four public meetings to review and discuss the inspections and findings – two near the station and two at the NRC headquarters in Rockville, Md. In its November 11, 2011 letter, the NRC gave the company formal permission to begin the restart. Additional information on the aforementioned can be found at the North Anna update website address provided above.

In addition to the North Anna update website, Dominion provides information about each of its nuclear power stations on its website at http://www.dom.com/about/stations/nuclear/index.jsp, including emergency preparedness, evacuation information and emergency classifications by the NRC. The NRC also maintains a website on its actions with respect to the North Anna shutdown at http://www.nrc.gov/about-nrc/emerg-preparedness/virginia-quake-info.html.

As shown above, Dominion has an existing committee of independent directors that reviews the company’s nuclear safety policies and practices and has made a significant amount of information regarding it nuclear operations available to shareholders and the public on its website, and accordingly, has already addressed the requests raised by this proposal.

Your Board of Directors recommends that you vote AGAINST this proposal.

WWW.DOM.COM

2011 Annual Report on Form 10-K

You may request, without charge, a copy of Dominion's 2011 Form 10-K, excluding exhibits, by:

Writing:

Emailing:

Shareholder.Services@dom.com

Calling:

1.800.552.4034

Or, you may view our Form 10-K on our website at **www.dom.com**.

2012 PROXY CARD

This proxy is solicited on behalf of the Board of Directors.

➔

IMPORTANT: PLEASE SEE REVERSE SIDE FOR INFORMATION ABOUT YOUR VOTING CHOICES.

Dominion®

This proxy, when properly executed, will be voted as directed on the reverse side by the undersigned. If this card is returned signed with no direction given, this proxy will be voted "FOR" the 10 director nominees named in the proxy statement and Items 2 and 3, and "AGAINST" Items 4-9.

Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both shareholders should sign.

When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints Robert S. Jepson, Jr., Frank S. Royal, and Carter M. Reid, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on May 8, 2012, and at any and all adjournments.

, 2012

Signature **Date**

, 2012

Signature (if held jointly) **Date**

Dominion®

To Our Shareholders:

Let your voice be heard . . .

Dominion's proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Whether your shares are held in a Dominion Direct® account or directly by you, please read the proxy statement carefully and vote your shares. It is important that all Dominion shareholders participate by voting, regardless of the number of shares owned.

You can vote by mail, Internet or telephone. When voting by Internet or telephone, follow the prompts that will be presented to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your proxy card and return it in the postage-paid envelope. If you vote by Internet or telephone, do not return your proxy card by mail.

All mail, Internet and telephone votes must be received by 6:00 a.m. Eastern Time on the day of the 2012 Annual Meeting.

Vote Your Proxy

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Call toll-free **1-888-693-8683** using a touch-tone phone;

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You may view our 2012 Proxy Statement, 2011 Summary Annual Report and 2011 Annual Report on Form 10-K online at **www.dom.com/proxy**

2012 PROXY CARD

Dominion Resources, Inc.

The Board of Directors recommends a vote "FOR" each of these director nominees and Items 2 and 3.

1. Election of Directors. The nominees are:

	FOR	AGAINST	ABSTAIN
01. William P. Barr	☐	☐	☐
02. Peter W. Brown, M.D.	☐	☐	☐
03. Helen E. Dragas	☐	☐	☐
04. Thomas F. Farrell II	☐	☐	☐
05. John W. Harris	☐	☐	☐
06. Robert S. Jepson, Jr.	☐	☐	☐
07. Mark J. Kington	☐	☐	☐
08. Frank S. Royal, M.D.	☐	☐	☐
09. Robert H. Spilman, Jr.	☐	☐	☐
10. David A. Wollard	☐	☐	☐

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends a vote "AGAINST" Items 4-9.

4. Report Assessing Benefits of 15% Electric Generation from Wind and Solar by 2025

☐ FOR ☐ AGAINST ☐ ABSTAIN

5. Report on Policy Options to Encourage Installation of Renewable Energy Generation Systems

☐ FOR ☐ AGAINST ☐ ABSTAIN

6. Report on Impact of Plant Closures on Communities

☐ FOR ☐ AGAINST ☐ ABSTAIN7

7. Report Assessing Use of Coal Obtained through Mountaintop Removal Coal Mining

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ *To access future proxy materials and annual reports via Internet only, please check this box.**

IMPORTANT–THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

Dominion®

IF YOU ARE VOTING BY MAIL,

please sign and date your proxy card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.

ATTENDING THE MEETING

In order to expedite the registration process, shareholders who attend the meeting will be asked to present an Admission Ticket and valid picture identification, such as a driver's license or passport. An Admission Ticket can be requested by contacting Dominion Shareholder Services at 1-800-552-4034 or by emailing shareholder.services@dom.com. For more information on what to bring to be admitted to the Annual Meeting, please see page 6 of the Proxy Statement.

Directions to the 2012 Annual Meeting are available on www.dom.com/proxy.

*By marking this box, you are consenting to receive future Dominion annual reports and proxy statements, including the meeting notice, over the Internet. By making this election, you will save your company the cost of printing these documents and you will help preserve environmental resources.

Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion's Internet site.

2012 VOTING INSTRUCTION CARD

Dominion®

→

IMPORTANT: PLEASE SEE REVERSE SIDE FOR INFORMATION ABOUT YOUR VOTING CHOICES.

Voting instructions are solicited for the Annual Meeting of Shareholders, to be held May 8, 2012, by the Trustee for the various retirement plans sponsored by Dominion Resources, Inc.

I acknowledge receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report (Summary and Form 10-K) for the Annual Meeting of Shareholders of Dominion Resources, Inc. I hereby instruct the Trustee to vote the Dominion shares relating to my Plan account at such Annual Meeting as indicated on the reverse side.

This voting instruction card, when properly executed, will be voted as directed. If this card is returned signed with no direction given or is not returned at all, your shares will be voted by the Trustee as directed by an independent fiduciary hired by the Plan Administrator.

All voting instructions will be kept confidential.

, 2012

Signature **Date**

To Employee Savings Plan Participants:

Dominion's proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Please read the proxy statement carefully and instruct the Trustee how to vote your shares.

You can vote by mail, Internet or telephone. When voting by Internet or telephone, follow the prompts that will be presented to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your voting instruction card and return it in the postage-paid envelope. If you vote by Internet or telephone, do not return your voting card by mail.

All voting instructions must be received by 6:00 a.m. Eastern Time on May 2, 2012 to be counted in the final tabulation.

Vote Your Shares

1 By Phone…

Call toll-free **1-888-693-8683** using a touch-tone phone;

2 By Internet…

Access the Website at **http://www.cesvote.com**; or

3 By Mail…

Return your voting instruction card in the **postage-paid envelope provided**.

You may view our 2012 Proxy Statement, 2011 Summary Annual Report and 2011 Annual Report on Form 10-K online at **www.dom.com/proxy**

2012 VOTING INSTRUCTION CARD

Dominion Resources, Inc.

The Board of Directors recommends a vote "FOR" each of these director nominees and Items 2 and 3.

1. Election of Directors. The nominees are:

	FOR	AGAINST	ABSTAIN
01. William P. Barr	☐	☐	☐
02. Peter W. Brown, M.D.	☐	☐	☐
03. Helen E. Dragas	☐	☐	☐
04. Thomas F. Farrell II	☐	☐	☐
05. John W. Harris	☐	☐	☐
06. Robert S. Jepson, Jr.	☐	☐	☐
07. Mark J. Kington	☐	☐	☐
08. Frank S. Royal, M.D.	☐	☐	☐
09. Robert H. Spilman, Jr.	☐	☐	☐
10. David A. Wollard	☐	☐	☐

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends a vote "AGAINST" Items 4-9.

4. Report Assessing Benefits of 15% Electric Generation from Wind and Solar by 2025

☐ FOR ☐ AGAINST ☐ ABSTAIN

5. Report on Policy Options to Encourage Installation of Renewable Energy Generation Systems

☐ FOR ☐ AGAINST ☐ ABSTAIN

6. Report on Impact of Plant Closures on Communities

☐ FOR ☐ AGAINST ☐ ABSTAIN7

7. Report Assessing Use of Coal Obtained through Mountaintop Removal Coal Mining

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ *To access future proxy materials and annual reports via Internet only, please check this box.**

IMPORTANT–THIS VOTING INSTRUCTION CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

IF YOU ARE VOTING BY MAIL,

please sign and date your voting instruction card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.

*By marking this box, you are consenting to receive future Dominion annual reports and proxy statements, including the meeting notice, over the Internet. By making this election, you will save your company the cost of printing these documents and you will help preserve environmental resources.

Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion's Internet site.